Exhibit 99.1

PART II

ITEM 6.  SELECTED FINANCIAL DATA

The following table sets forth selected financial and operating data on a historical consolidated basis for the Company, and on a combined historical basis for Acquiport/Amsdell (the “Predecessor”). The selected historical financial information for each of the periods indicated in the five-year period ended December 31, 2007 were derived from the Company’s and the Predecessor’s financial statements. Historical information for the Company has not been presented prior to October 21, 2004, the date on which the Company consummated the mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company, because during the period prior to the mergers, the Company did not have material corporate activity.

The Predecessor’s combined historical financial information includes the following entities, which are the entities referred to collectively in this Form 10-K as Acquiport/Amsdell, for periods prior to October 21, 2004: the operating partnership (formerly known as Acquiport/Amsdell I Limited Partnership, which is sometimes referred to herein as “Acquiport I”) and its consolidated subsidiaries, Acquiport/Amsdell III, LLC (“Acquiport III”), Acquiport/Amsdell IV, LLC, Acquiport/Amsdell V, LLC, Acquiport/Amsdell VI, LLC, Acquiport/Amsdell VII, LLC, and USI II, LLC. The Predecessor also includes three additional facilities: Lakewood, OH; Lake Worth, FL; and Vero Beach I, FL which were contributed to our operating partnership in connection with the IPO. All intercompany balances and transactions are eliminated in consolidation and combination. At October 20, 2004, the Predecessor owned 155 self-storage facilities.

The following data should be read in conjunction with the audited financial statements and notes thereto of the Company and the Predecessor and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	The Company				The Predecessor (1)
				Period	Period
				October 21,	January 1,
				through	through	Year Ended
	Year Ended December 31,			December 31,	October 20,	December 31,
	2007	2006	2005	2004	2004	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Rental income	$204,306	$187,356	$128,743	$20,267	$65,722	$76,898
Other property related income	16,150	14,166	9,443	1,357	3,211	3,916
Other - related party	365	457	405	71	—	—
Total revenues	220,821	201,979	138,591	21,695	68,933	80,814
Operating expenses:
Property operating expenses	93,292	82,086	52,076	9,216	26,170	28,089
Property operating expense - related party	59	69	43	—	—	—
Depreciation	68,629	62,600	38,258	5,582	16,528	19,494
Asset write-off	—	305	—	—	—	—
Lease abandonment charge	1,316	—	—	—	—	—
General and administrative	21,966	21,675	17,786	4,140	—	—
General and administrative - related party	337	613	736	114	—	—
Management fees — related party (2)	—	—	—	—	3,689	4,361
Total operating expenses	185,599	167,348	108,899	19,052	46,387	51,944
Operating income	35,222	34,631	29,692	2,643	22,546	28,870
Interest:
Interest expense on loans	(54,108)	(45,628)	(31,907)	(4,428)	(19,385)	(15,128)
Loan procurement amortization expense	(1,772)	(1,972)	(2,045)	(286)	(5,958)	(1,296)
Early extinguishment of debt	—	(1,907)	(93)	(7,012)	—	—
Costs incurred to acquire management company — related party	—	—	—	(22,152)	—	—
Interest income	401	1,336	2,404	37	69	12
Other	118	191	(47)	(78)	—	—
Income (loss) from continuing operations before minority interest	(20,139)	(13,349)	(1,996)	(31,276)	(2,728)	12,458
Minority interest	1,654	1,106	134	912	—	—
Income (loss) from continuing operations	(18,485)	(12,243)	(1,862)	(30,364)	(2,728)	12,458
Discontinued operations:
Income from operations	3,375	4,025	3,498	469	—	171
Gain on disposition of discontinued operations	2,517	—	179	—	—	3,329

Minority interest attributable to discontinued operations	(484)	(333)	(247)	(14)	—	—
Income from discontinued operations	5,408	3,692	3,430	455	—	3,500
Net income (loss)	$(13,077)	$(8,551)	$1,568	$(29,909)	$(2,728)	$15,958
Basic and diluted earnings (loss) per share from continuing operations	$(0.32)	$(0.21)	$(0.04)	$(0.81)
Basic and diluted earnings per share from discontinued operations	$0.10	$0.06	$0.08	$0.01
Basic and diluted earnings (loss) per share	$(0.22)	$(0.15)	$0.04	$(0.80)
Weighted average basic common shares outstanding (3)	57,497	57,287	42,120	37,478
Weighted average diluted common shares outstanding (3)	57,497	57,287	42,120	37,478
Distribution declared (4)	$1.05	$1.16	$1.13	$0.20

	The Company				The Predecessor (1)
				Period	Period
				October 21,	January 1,
				through	through	Year Ended
	Year Ended December 31,			December 31,	October 20,	December 31,
	2007	2006	2005	2004	2004	2003
	(in thousands, except per share data)
Balance Sheet Data (as of end of period):
Storage facilities, net	$1,647,118	$1,566,815	$1,246,295	$729,155		$395,599
Total assets	1,687,831	1,615,339	1,476,321	774,272		410,636
Revolving credit facility	219,000	90,500	—	—		—
Unsecured term loan	200,000	200,000	—	—		—
Secured term loan	47,444	—	—	—		—
Mortgage loans and notes payable	561,057	588,930	669,282	380,496		271,571
Total liabilities	1,083,230	930,948	714,157	406,243		280,743
Minority interest	48,982	56,898	63,695	10,804		—
Shareholders’/owners’ equity	555,619	627,493	698,469	357,225		129,893
Total liabilities and shareholders’/owners’ equity	1,687,831	1,615,339	1,476,321	774,272		410,636

Other Data:
Number of facilities (end of period)	409	399	339	201	155	155
Total rentable square feet (end of period)	26,119	25,436	20,828	12,978	9,683	9,863
Occupancy (end of period)	79.5%	78.2%	81.2%	82.2%	85.2%	82.6%
Cash dividends declared per share (4)	$1.05	$1.16	$1.13	$0.20

(1)

Represents historical financial data of our operating partnership, including three additional facilities acquired by our operating partnership from certain of the Amsdell Entities in connection with the IPO. The results of operations discontinued subsequent to October 20, 2004 have not been reclassified to discontinued operations for The Predecessor period.

(2)	Prior to the IPO, management fees to related parties were paid to U-Store-It Mini Warehouse Co., the prior manager of our self-storage facilities that was acquired at the time of our IPO.

(3)

Excludes 5,198,855 operating partnership units issued at our IPO and in connection with the acquisition of facilities subsequent to our IPO. Operating partnership units have been excluded from the earnings per share calculations as there would be no effect on the earnings per share since, upon conversion, the minority interests’ share of income would also be added back to net income.

(4)

The Company announced a pro rata dividend of $0.2009 per common share on November 24, 2004, full quarterly dividends of $0.28 per common share on March 2, 2005; May 31, 2005 and August 24, 2005 and dividends of $0.29 per common share on December 1, 2005; February 22, 2006; April 24, 2006; August 23, 2006; November 3, 2006; February 21, 2007; May 8, 2007; and August 14, 2007; and a dividend of $0.18 per common share on December 13, 2007.

(5)

For the period from October 21, 2004 through December 31, 2004, amount includes a one-time management contract termination charge of approximately $22.2 million related to the termination of our management contracts as a result of the purchase of U-Store-It Mini Warehouse Co. and approximately $7.0 million of expenses related to the early extinguishment of debt at the time of our IPO. Additionally, for the period from October 21, 2004 through December 31, 2004, general and administrative expense includes a one-time compensation charge of approximately $2.4 million for deferred shares granted to certain members of our senior management team in connection with our IPO.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. The Company makes certain statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this report entitled “Forward-Looking Statements.” Certain risk factors may cause actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section in this report entitled “Risk Factors.”

Overview

On October 27, 2004, the Company completed its IPO, pursuant to which it sold an aggregate of 28,750,000 common shares (including 3,750,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share. The IPO resulted in gross proceeds to the Company of $460.0 million. On October 7, 2005, the Company completed a follow-on public offering, pursuant to which it sold an aggregate of 19,665,000 common shares (including 2,565,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $20.35 per share, for gross proceeds of approximately $400.2 million.

The Company is an integrated self-storage real estate company, which means that it has in-house capabilities in the operation, design, development, leasing, and acquisition of self-storage facilities. The Company has elected to be taxed as a REIT for federal tax purposes. At December 31, 2007 and 2006, the Company owned 409 and 399 self-storage facilities, respectively, totaling approximately 26.1 and 25.4 million rentable square feet, respectively.

The Company derives revenues principally from rents received from its customers who rent units at its self-storage facilities under month-to-month leases. Therefore, our operating results depend materially on our ability to retain our existing customers and lease our available self-storage units to new customers while maintaining and, where possible, increasing our pricing levels. In addition, our operating results depend on the ability of our customers to make required rental payments to us. We believe that our decentralized approach to the management and operation of our facilities, which places an emphasis on local, market level oversight and control, allows us to respond quickly and effectively to changes in local market conditions, where appropriate increasing rents while maintaining occupancy levels, or increasing occupancy levels while maintaining pricing levels.

The Company experiences minor seasonal fluctuations in the occupancy levels of our facilities, which are generally slightly higher during the summer months due to increased moving activity.

In the future, the Company intends to focus on increasing our internal growth and selectively pursuing targeted acquisitions and developments of self-storage facilities. We intend to incur additional debt in connection with any such future acquisitions or developments.

The Company has one reportable operating segment: we own, operate, develop, and acquire self-storage facilities.

The Company’s self-storage facilities are located in major metropolitan and rural areas and have numerous tenants per facility. No single tenant represents 1% or more of our revenues. The facilities in Florida, California, Texas and Illinois provided approximately 19%, 15%, 8% and 7%, respectively, of total revenues for the year ended December 31, 2007.

Summary of Critical Accounting Policies and Estimates

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this report. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical consolidated financial statements included in this report. A summary of significant accounting policies is also provided in the notes to our consolidated financial statements (See Note 2 to the consolidated financial statements). These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ materially from estimates calculated and utilized by management.

Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of the Company, the operating partnership and the wholly-owned subsidiaries of the operating partnership. For analytical presentation, all percentages are calculated using the numbers presented in the financial statements contained in this Annual Report on Form 10-K.

Self-Storage Facilities

The Company records self-storage facilities at cost less accumulated depreciation. Depreciation on the buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from five to 40 years. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

When facilities are acquired, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. When a portfolio of facilities is acquired, the purchase price is allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates, which take into account the relative size, age and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, buildings and improvements and estimates of depreciated replacement cost of equipment.

In allocating the purchase price, the Company determines whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired facilities are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date no portion of the purchase price has been allocated to above- or below-market lease intangibles. To date, no intangible asset has been recorded for the value of tenant relationships, because the Company does not have any concentrations of significant tenants and the average tenant turnover is fairly frequent. While intangible assets for in-place leases have not historically been recorded, the Company recorded a $6.8 million intangible asset to recognize the value of in-place leases related to its acquisition of 14 self-storage facilities during the third quarter of 2007.

Long-lived assets classified as “held for use” are reviewed for impairment when events and circumstances indicate that there may be an impairment. The carrying values of these long-lived assets are compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the fair value based on its undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. The Company recorded an asset impairment charge of $2.3 million for the year ended December 31, 2005 related to hurricane damage (See Note 17 to the Consolidated and Combined Financial Statements) and impairment charges totaling $0.4 million for the year ended December 31, 2007, related to fire and flood damage.

The Company considers long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Typically these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing of the transaction; and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

Revenue Recognition

Management has determined that all our leases with tenants are operating leases. Rental income is recognized in accordance with the terms of the lease agreements or contracts, which generally are month-to-month. Revenues from long-

term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred revenue, and contractually due but unpaid rents are included in other assets.

Share Based Payments

We apply the fair value method of accounting for contingently issued shares and share options issued under our equity incentive plans. Accordingly, share compensation expense was recorded ratably over the vesting period relating to such contingently issued shares and options. The Company has elected to recognize compensation expense on a straight-line method over the requisite service period. Additionally, certain restricted share units awarded to our former Chief Executive Officer in 2005 were scheduled to vest immediately upon his retirement from the Company as he had reached the retirement age set forth in his award agreement. Accordingly, share compensation expense related to this issuance was expensed fully in 2005.

Minority Interests

As of September 30, 2005, the Company recorded the operating partnership units issued in connection with the National Self Storage transaction as conditionally redeemable as the result of a special redemption right (see Note 4 and Note 7 to the consolidated financial statements) for a discussion of the National Self Storage transaction). On October 25, 2005, the sellers in the National Self Storage transaction agreed to terminate the Special Redemption Right, effective as of July 15, 2005 (the first date on which National Self Storage facilities were acquired by the operating partnership under the purchase agreement). From the issuance date until October 25, 2005, the Company elected to accrete changes in the redemption value of the National Self Storage units issued over the period from the date of issuance to the earliest redemption date (one year from the date of initial issuance) on a pro rata basis. Upon termination of the Special Redemption Right, the Company classified these units in minority interest. The amount of accretion recorded through October 25, 2005 was approximately $3.0 million. Effective October 26, 2005, minority interest represents issued and outstanding operating partnership units.

Minority Interests include income allocated to holders of the operating partnership units. Income is allocated to the minority interests based on their ownership percentage of the operating partnership. This ownership percentage, as well as the total net assets of the operating partnership, changes when additional common shares or operating partnership units are issued. Such changes result in an allocation between shareholders’ equity and Minority Interests in the Consolidated Balance Sheets. Due to the number of such capital transactions that occur each period, we have presented a single net effect of all such allocations for the period as the “Adjustment for Minority Interest in Operating Partnership” in our Consolidated Statements of Shareholders’ Equity and Owners’ Equity (Deficit) (rather than separately allocating the minority interest for each individual capital transaction).

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations (“FAS 141(R)”). FAS 141(R) establishes principles and requirements for recognizing identifiable assets acquired, liabilities assumed, noncontrolling interest in the acquiree, goodwill acquired in the combination or the gain from a bargain purchase, and disclosure requirements. Under this revised statement, all costs incurred to effect an acquisition will be recognized separately from the acquisition. Also, restructuring costs that are expected but the acquirer is not obligated to incur will be recognized separately from the acquisition. FAS 141(R) is effective for the Company beginning with its quarter ending March 31, 2009. The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 requires that ownership interests in subsidiaries held by parties other than the parent are clearly identified. In addition, it requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the income statement. FAS 160 is effective for the Company beginning with its quarter ending March 31, 2009. The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is in the process of evaluating the impact of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The Company believes that the adoption of this standard on January 1, 2008 will not have a material effect on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for the Company on January 1, 2007. The adoption of FIN 48 in 2007 did not have a material effect on the consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — An Amendment of FASB Nos. 133 and 140. The purpose of SFAS No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006. The adoption of SFAS No. 155 in 2007 did not have a material effect on the consolidated financial statements.

Results of Operations

The following discussion of our results of operations should be read in conjunction with the consolidated financial statements and the accompanying notes thereto. Historical results set forth in the consolidated statements of operations reflect only the existing facilities and should not be taken as indicative of future operations.

Comparison of Operating Results for the Years Ended December 31, 2007 and 2006

Acquisition and Development Activities

The comparability of the Company’s results of operations is significantly affected by acquisition and disposition activities as listed below. At December 31, 2007 and 2006, the Company owned 409 and 399 self-storage facilities and related assets, respectively.

•                  In 2008, 16 self-storage facilities were sold for approximately $45.1 million and five self-storage facilities were held for sale at September 30, 2008 (the “2008 Dispositions”)

•                  In 2007, 17 self-storage facilities were acquired for approximately $140.5 million (the “2007 Acquisitions”).

•                  In 2007, 5 self-storage facilities were sold for approximately $19.2 million (the “2007 Dispositions”).

•                  In 2006, 60 self-storage facilities were acquired for approximately $362.4 million (the “2006 Acquisitions”).

A comparison of net loss for the years ended December 31, 2007 and 2006 is as follows:

	For the year ended December 31,
	2007	2006
	(in thousands)
REVENUES
Rental income	$204,306	$187,356
Other property related income	16,150	14,166
Other - related party	365	457
Total revenues	220,821	201,979
OPERATING EXPENSES
Property operating expenses	93,292	82,086
Property operating expenses - related party	59	69
Depreciation	68,629	62,600
Asset write-off	—	305
Lease abandonment	1,316	—
General and administrative	21,966	21,675
General and administrative - related party	337	613
Total operating expenses	185,599	167,348
OPERATING INCOME	35,222	34,631
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(54,108)	(45,628)
Loan procurement amortization expense	(1,772)	(1,972)
Write-off of loan procurement cost due to early extinguishment of debt	—	(1,907)
Interest income	401	1,336
Other	118	191
Total other expense	(55,361)	(47,980)
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	(20,139)	(13,349)
MINORITY INTERESTS	1,654	1,106
LOSS FROM CONTINUING OPERATIONS	(18,485)	(12,243)
DISCONTINUED OPERATIONS
Income from operations	3,375	4,025
Gain on disposition of discontinued operations	2,517	—
Minority interest attributable to discontinued operations	(484)	(333)
Income from discontinued operations	5,408	3,692
NET LOSS	$(13,077)	$(8,551)

Total Revenues

Rental income increased from $187.4 million in 2006 to $204.3 million in 2007, an increase of $16.9 million, or 9%. This increase is primarily attributable to (i) additional rental income from the 2007 Acquisitions, (ii) a full year contribution from the 2006 Acquisitions, and (iii) an increase in rental income from our pool of same-store facilities of approximately $3.6 million resulting from rate increases and an increase in average occupancy from 81.2% to 81.7%.

Other property related income, including Other – related party, increased from $14.6 million in 2006 to $16.5 million in 2007, an increase of $1.9 million, or 13%. This increase is primarily attributable to the other property income from the 2007 Acquisitions and a full year contribution from the 2006 Acquisitions.

Total Operating Expenses

Property operating expenses, including property operating expenses – related party, increased from $82.2 million in 2006 to $93.4 million in 2007, an increase of $11.2 million, or 14%. This increase is primarily attributable to (i) additional operating expenses from the 2007 Acquisitions, (ii) a full year of operating expenses from the 2006 Acquisitions, and (iii) an increase in repair and maintenance expenses of $1.2 million as part of the Company’s effort to address deferred maintenance items during 2007.

General and administrative expenses, including General and administrative expenses – related party, remained unchanged at $22.3 million.  The 2006 period includes approximately $2.7 million of severance costs related to a Company restructuring of certain management positions; the 2007 period includes approximately $1.2 million of non-recurring legal and professional costs associated with the litigation and related settlement with the Amsdells.

Depreciation increased from $62.6 million in 2006 to $68.6 million in 2007, an increase of $6.0 million, or 10%. The increase is primarily attributable to additional depreciation expense related to the 2007 Acquisitions and a full year of depreciation expense related to the 2006 Acquisitions.

Asset write-off of $0.3 million represents the disposal of the Company’s former point of sale system, which was replaced with CentershiftTM in the third quarter of 2006.

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.  As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during 2007.

Total Other Expenses

Interest expense increased from $45.6 million in 2006 to $54.1 million in 2007, an increase of $8.5 million, or 19%. The increase is attributable to a higher amount of outstanding debt in 2007 primarily resulting from the financing of the 2007 Acquisitions, which was primarily funded through the revolving credit facility and secured term loan.  An additional source of the increase is a full year of interest expense related to debt assumed in conjunction with the 2006 Acquisitions.

Loan procurement amortization expense decreased from $2.0 million in 2006 to $1.8 million in 2007, a decrease of $0.2 million, or 10%.  The decrease is attributable to the repayment of five mortgages during 2007.

In conjunction with the two revolving credit facility financings during 2006, the Company incurred charges of $1.9 million relating to the write-off of unamortized loan procurement costs.

Interest income decreased to $0.4 million in 2007 from $1.3 million in 2006. This decrease is primarily attributable to the Company’s investment of excess proceeds from the 2005 follow-on public offering in interest bearing accounts and in short-term marketable securities until the excess proceeds were used to fund acquisitions or pay down existing debt during the first quarter of 2006.

Discontinued Operations

 Gains on disposition of discontinued operations increased to $2.5 million for the year ended December 31, 2007 as a result of the sale of five assets during the 2007 period as compared to no sales during the 2006 period.  Income from operations decreased from $4.0 million in 2006 to $3.4 million in 2007, a decrease of $0.6 million, or 15%.  The decrease is attributed to a full year’s operations in 2006 for the assets disposed of, while the 2007 period includes results through the sale date.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Acquisition and Development Activities

The comparability of the Company’s results of operations is significantly affected by acquisition activities in 2006 and 2005. At December 31, 2006 and 2005, the Company owned 399 and 339 self-storage facilities and related assets, respectively.

In 2006, 60 self-storage facilities were acquired for approximately $362.4 million (the “2006 Acquisitions”).

In 2005, 146 self-storage facilities were acquired for approximately $547.9 million. During 2005, four self-storage facilities were sold for approximately $6.2 million, and accordingly results of operations for these facilities have been accounted for as discontinued operations. The Company also reduced its reported number of facilities during 2005 by consolidating four facilities into existing adjacent facilities.  Based upon total acquisitions, dispositions and consolidations, the Company had a net increase of 138 facilities in 2005 (the “2005 Acquisitions”).

A comparison of net income (loss) for the years ended December 31, 2006 and 2005 is as follows:

	For the year ended December 31,
	2006	2005
	(in thousands)
REVENUES
Rental income	$187,356	$128,743
Other property related income	14,166	9,443
Other - related party	457	405
Total revenues	201,979	138,591
OPERATING EXPENSES
Property operating expenses	82,086	52,076
Property operating expenses - related party	69	43
Depreciation	62,600	38,258
Asset write-off	305	—
General and administrative	21,675	17,786
General and administrative - related party	613	736
Total operating expenses	167,348	108,899
OPERATING INCOME	34,631	29,692
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(45,628)	(31,907)
Loan procurement amortization expense	(1,972)	(2,045)
Write-off of loan procurement cost due to early extinguishment of debt	(1,907)	(93)
Interest income	1,336	2,404
Other	191	(47)
Total other expense	(47,980)	(31,688)
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	(13,349)	(1,996)
MINORITY INTERESTS	1,106	134
LOSS FROM CONTINUING OPERATIONS	(12,243)	(1,862)
DISCONTINUED OPERATIONS
Income from operations	4,025	3,498
Gain on disposition of discontinued operations	—	179
Minority interest attributable to discontinued operations	(333)	(247)
Income from discontinued operations	3,692	3,430
NET INCOME (LOSS)	$(8,551)	$1,568

Total Revenues

Rental income increased from $128.7 million in 2005 to $187.4 million in 2006, an increase of $58.7 million, or 46%. This increase is primarily attributable to (i) additional rental income from the 2006 Acquisitions, (ii) a full year contribution from the 2005 Acquisitions, and (iii) an increase in rental income from our pool of same-store facilities of approximately $4.6 million.

Other property related income, including Other – related party, increased from $9.8 million in 2005 to $14.6 million in 2006, an increase of $4.8 million, or 49%. This increase is primarily attributable to the other property income from the 2006 Acquisitions and a full year contribution from the 2005 Acquisitions.

Total Operating Expenses

Property operating expenses, including Property operating expenses – related party, increased from $52.1 million in 2005 to $82.2 million in 2006, an increase of $30.1 million, or 58%. This increase is primarily attributable to (i) additional operating expenses from the 2006 Acquisitions, (ii) a full year of operating expenses from the 2005 Acquisitions, and (iii) an increase in operating expenses from our “same-store” facilities of approximately $5.7 million.

General and administrative, including General and administrative – related party, expenses increased from $18.5 million in 2005 to $22.3 million in 2006, an increase of $3.8 million, or 20.5%.  The increase is primarily attributable to (i) approximately $2.7 million of severance costs during 2006, (ii) approximately $0.4 million related to the settlement of a claim made based on actions taken by the Predecessor Company prior to the initial public offering, and (iii) $0.2 million related to professional fees incurred in 2006 related to reorganization.

Depreciation increased from $38.3 million in 2005 to $62.6 million in 2006, an increase of $24.3 million, or 63%. The increase is primarily attributable to additional depreciation expense related to the 2006 Acquisitions and a full year of depreciation expense related to the 2005 Acquisitions.

Asset write-off in 2006 of $0.3 million represents the disposal of the Company’s former point of sale system, which was replaced with CentershiftTM in the fourth quarter of 2006.

Total Other Expenses

Interest expense increased from $31.9 million in 2005 to $45.6 million in 2006, an increase of $13.7 million, or 43%. The increase is attributable to a higher amount of outstanding debt in 2006 primarily resulting from the financing of certain of the 2006 Acquisitions with additional borrowings.

In conjunction with the two revolving credit facility financings during 2006, the Company incurred charges of $1.9 million relating to the write-off of unamortized loan procurement costs.

Interest income decreased to $1.3 million in 2006 from $2.4 million in 2005. This decrease is primarily attributable to the Company’s 2005 follow-on public offering.  The Company invested excess proceeds from the follow-on offering in interest bearing accounts and in short-term marketable securities until the excess proceeds were used to fund acquisitions or pay down existing debt during the first quarter of 2006.

Discontinued Operations

Income from operations increased from $3.5 million in 2005 to $4.0 million in 2006, an increase of $0.5 million, or 14%.  The increase is primarily attributed to occupancy gains during the 2006 period. During 2005, the Company sold four of its storage facilities resulting in a net gain of $0.2 million.

Impact of Hurricanes

As a result of hurricanes that occurred during the third quarter of 2005, the Company incurred damage at certain of its self-storage facilities located in Alabama, Louisiana and Mississippi. Under the provisions of SFAS No. 144, “Accounting for the Impairment of or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company determined that there were indicators of impairment and accordingly tested the assets for recoverability. After an assessment of the damage sustained at the Waveland, Mississippi facility, the Company determined that a charge for impairment of approximately $2.3 million was required because the estimated undiscounted future cash flows did not support the carrying value of the assets. The Company expected that insurance proceeds from its comprehensive insurance for property damage would cover the entire loss incurred, and in 2005 appropriately recorded the impairment charge and an offsetting insurance recovery of $2.3 million, of which $0.5 million was received in October 2005. The related insurance receivable was included in other assets as of December 31,

2005, and the asset impairment charge and related insurance recovery were presented net in operating expenses for the year ended December 31, 2005.  During 2006, insurance proceeds were sufficient to satisfy the insurance receivable and no balance remained as of December 31, 2007.

Same-Store Facility Results

The Company considers its same-store portfolio to consist of only those facilities owned at the beginning and at the end of the applicable periods presented and included in continuing operations. The following same-store presentation is considered to be useful to investors in evaluating our performance because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for our same-store portfolio for the periods presented.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

The following table provides information pertaining to our Same-Store portfolio for 2007 and 2006:

	Same Store Property Portfolio				Properties Acquired		Other/ Eliminations		Total Portfolio
			Increase/	%							Increase/
	2007	2006	(Decrease)	Change	2007	2006	2007	2006	2007	2006	(Decrease)	Change
REVENUES:
Rental income	$165,741	$162,128	$3,613	2%	$38,564	$25,181	$1	$47	$204,306	$187,356	$16,950	9%
Other property related income	12,623	12,003	620	5%	3,299	2,150	228	13	16,150	14,166	1,984	14%
Other - related party	—	—	—	—	—	—	365	457	365	457	(92)	-20%
Total revenues	178,364	174,131	4,233	2%	41,863	27,331	594	517	220,821	201,979	18,842	9%
OPERATING EXPENSES:
Property operating expenses	68,500	65,933	2,567	4%	17,753	10,384	7,039	5,769	93,292	82,086	11,206	14%
Property operating expenses - related party	—	—	—	—	—	—	59	69	59	69	(10)	-14%
Subtotal	68,500	65,933	2,567	4%	17,753	10,384	7,098	5,838	93,351	82,155	11,196	14%

NET OPERATING INCOME:	109,864	108,198	1,666	2%	24,110	16,947	(6,504)	(5,321)	127,470	119,824	7,646	6%

Depreciation									68,629	62,600	6,029	10%
Asset write-off									—	305	(305)	-100%
Lease abondonment charge									1,316	—	1,316	100%
General and administrative									21,966	21,675	291	1%
General and administrative - related party									337	613	(276)	-45%
Subtotal									92,248	85,193	7,055	8%

Operating income (loss)									35,222	34,631	591	2%

Other Income (Expense):
Interest:
Interest expense on loans									(54,108)	(45,628)	(8,480)	19%
Loan procurement amortization expense									(1,772)	(1,972)	200	-10%
Write-off of loan procurement due to early extinguishment of debt									—	(1,907)	1,907	-100%
Interest income									401	1,336	(935)	-70%
Other									118	191	(73)	-38%
Total other expense									(55,361)	(47,980)	(7,381)	15%

LOSS BEFORE MINORITY INTERESTS									(20,139)	(13,349)	(6,790)	51%

MINORITY INTERESTS									1,654	1,106	548	50%

LOSS FROM CONTINUING OPERATIONS									(18,485)	(12,243)	(6,242)	51%

DISCONTINUED OPERATIONS
Income from operations									3,375	4,025	(650)	-16%
Net gain on disposition of discontinued operations									2,517	—	2,517	100%
Minority interest attributable to discontinued operations									(484)	(333)	(151)	45%
Income from discontinued operations									5,408	3,692	1,716	46%

NET INCOME (LOSS)									$(13,077)	$(8,551)	$(4,526)	53%

Same-store revenues increased from $174.1 million in 2006 to $178.4 million in 2007, an increase of $4.3 million, or 2%. Same-store property operating expenses increased from $65.9 million in 2006 to $68.5 million in 2007, an increase of $2.6 million, or 4%. This increase was primarily attributable to slight increases in multiple expense line items.

Non-GAAP Financial Measures

NOI

We define net operating income, which we refer to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense on loans, loan procurement amortization expense, early extinguishment of debt, minority interest, other, depreciation and general and administrative fees to related party; and deducting from net income: income from discontinued operations, gains on sale of self-storage facilities and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

We use NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

We believe NOI is useful to investors in evaluating our operating performance because:

•         It is one of the primary measures used by our management and our facility managers to evaluate the economic productivity of our facilities, including our ability to lease our facilities, increase pricing and occupancy and control our property operating expenses;

•         It is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets; and

•         We believe it helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of our basis in our assets from our operating results.

There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

Cash Flows

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

A comparison of cash flow provided by operating, investing and financing activities for the years ended December 31, 2007 and 2006 is as follows:

	Year Ended December 31,
	2007	2006	Change
	(in thousands)
Net cash flow provided by (used in):
Operating activities	$62.9	$64.6	$(1.7)
Investing activities	$(153.6)	$(248.0)	$94.4
Financing activities	$75.5	$104.3	$(28.8)

Cash provided by operations decreased from $64.6 million in 2006 to $62.9 million in 2007, an decrease of $1.7 million, or 3%. The decrease is primarily attributable to the increase in certain prepaid assets, which is a result of the timing of certain expenditures.

Cash used in investing activities decreased from $248.0 million in 2006 to $153.6 million in 2007, a decrease of $94.4 million, or 38%. The decrease in cash used in investing activities is primarily attributable to $349.8 million used in the 2006 Acquisitions offset by the $169.8 million used in the 2007 Acquisitions.  Additionally, the net proceeds from sales of marketable securities in 2006 resulted in $95.1 million while the property dispositions in 2007 provided $17.9 million.

Cash provided by financing activities decreased from $104.3 million in 2006 to $75.5 million in 2007, a decrease of $28.8 million, or 28%. This decrease is primarily attributable to the net additional borrowings during 2006 of $176.4 million as compared to the net additional borrowings during 2007 of $150.6 million.  This fluctuation is a result of the 2006 Acquisition activity.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

A comparison of cash flow operating, investing and financing activities for the years ended December 31, 2006 and 2005 is as follows:

	Year Ended December 31,
	2006	2005	Change
	(in thousands)
Net cash flow provided by (used in):
Operating activities	$64.6	$46.1	$18.5
Investing activities	$(248.0)	$(489.1)	$241.1
Financing activities	$104.3	$516.5	$(412.2)

Cash provided by operations increased from $46.1 million in 2005 to $64.6 million in 2006, an increase of $18.5 million, or 40.1%. The increase is primarily attributable to the incremental impact of the 60 self-storage facilities acquired in 2006.

Cash used in investing activities decreased from $489.1 million in 2005 to $248.0 million in 2006, a decrease of $241.1 million, or 49.3%. The decrease in cash used in investing activities is primarily attributable to cash used to acquire 146 self-storage facilities in 2005 of $381.1 million versus cash used to acquire 60 self-storage facilities in 2006 of $312.3 as well as the use of $125.0 million of cash in 2005 to invest in marketable securities.

Cash provided by financing activities decreased from $516.5 million in 2005 to $104.3 million in 2006, a decrease of $412.2 million, or 79.8%. This decrease is primarily attributable to the proceeds from the follow-on offering in 2005, which generated approximately $378.7 million and increased distributions paid to shareholders and minority partners in 2006 as compared to 2005 of $22.1 million and $3.7 million, respectively.

Liquidity and Capital Resources

As of December 31, 2007, we had approximately $4.5 million in available cash and cash equivalents. We had approximately $31.0 million and $6.5 million of available borrowings under our revolving credit facility as of December 31, 2007 and February 28, 2008, respectively.

In February 2006, our Operating Partnership entered into a three-year, $250.0 million unsecured revolving credit facility. The credit facility allowed us to increase the amount that could be borrowed up to $350.0 million at a later date. The facility was scheduled to mature in February 2009, with the option for a one-year extended maturity date. Borrowings under the facility bore interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin depending on our leverage ratio. The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points. The applicable margin for the alternative base rate ranged from 0.15% to 0.60%. The Eurodollar rate is a periodic fixed rate equal to LIBOR. The applicable margin for the Eurodollar rate ranged from 1.15% to 1.60%. We used the credit facility principally to finance acquisitions, development of self-storage facilities, debt repayments and for general working capital purposes. Upon entering into this agreement, we utilized the facility to repay a $30.0 million 60-day term loan.  Amounts borrowed under this facility were repaid using proceeds from a new credit facility in November 2006.

 In November 2006, we and our Operating Partnership entered into a 30-day, unsecured $50 million term loan agreement with Wachovia Bank, National Association as the lender. The term loan bore interest at a variable rate of LIBOR plus 115 basis points. The loan proceeds, along with borrowings under our revolving credit facility, were used to finance the repayment of certain maturing secured loans. The loan was paid in full from proceeds obtained upon entering into a new revolving credit facility in November 2006.

In November 2006, we and our Operating Partnership entered into a three-year, $450.0 million unsecured credit facility with Wachovia Capital Markets, LLC and Keybanc Capital Markets, replacing our existing $250.0 million unsecured revolving credit facility. The facility consists of a $200 million term loan and a $250 million revolving credit facility.  The new facility has a three-year term with a one-year extension option and scheduled termination in November 2009.  Borrowings under the credit facility bear interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin based on our leverage ratio or our credit rating.  The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points.  The applicable margin for the alternative base rate will vary from 0.00% to 0.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or six months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.00% to 1.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating.

Our ability to borrow under this credit facility will be subject to our ongoing compliance with the following financial covenants, among others:

•         maximum total indebtedness to total asset value of 65%;

•         minimum interest coverage ratio of 2.0:1.0;

•         minimum fixed charge coverage ratio of 1.6:1.0; and

•         minimum tangible net worth of $673.2 million plus 75% of net proceeds from future equity issuances.

In September 2007, we and our Operating Partnership entered into a secured term loan agreement which allows for term loans in the aggregate principal amount of up to $50 million. Each term loan matures in November 2009, subject to extension at the sole discretion of the lenders. Each term loan bears interest at either an alternative base rate or a Eurodollar rate, at our option, in each case plus an applicable margin at terms identical to the unsecured credit facility.  As of September 30, 2007, there was one term loan outstanding for $47.4 million.  The outstanding term loan is secured by a pledge by our Operating Partnership of all equity interests in YSI RT LLC, the wholly-owned subsidiary of our Operating Partnership that acquired eight self-storage facilities in September 2007.  At December 31, 2007, the outstanding term loan had an interest rate of 6.18%.  Financial covenants for the secured term loan are identical to the financial covenants for the unsecured credit facility described above.

During August and September 2007, the Company entered into interest rate swap agreements designated as cash flow hedges that are designed to reduce the impact of interest rate changes on its variable rate debt. At December 31, 2007, the Company had an interest rate swap agreements for notional principal amounts aggregating $75 million. The swap agreements effectively fix the 30-day LIBOR interest rate on $50 million of credit facility borrowings at 4.7725% per annum and on $25 million of credit facility borrowings at 4.716% per annum, in each case until November 2009.  The interest rate cap agreement effectively limits the interest rate on $40 million of credit facility borrowings at 5.50% through June 2008. The notional amount at December 31, 2007 provides an indication of the extent of the Company’s involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks.

Our cash flow from operations has historically been one of our primary sources of liquidity to fund debt service, distributions and capital expenditures. We derive substantially all of our revenue from customers who lease space from us at our facilities. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our customers. While we believe that the facilities in which we invest — self-storage facilities — are less sensitive to near-term economic downturns, prolonged economic downturns will adversely affect cash flow from operations.

In order to qualify as a REIT for federal income tax purposes, we are required to distribute at least 90% of our REIT taxable income, excluding capital gains, to our shareholders on an annual basis or pay federal income tax.  The nature of our business, coupled with the requirement that we distribute a substantial portion of our income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity needs consist primarily of funds necessary to pay operating expenses associated with our facilities, refinancing of certain mortgage indebtedness, interest expense and scheduled principal payments on debt, expected distributions to limited partners and shareholders and recurring capital expenditures. These expenses, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. For 2008, we expect to incur costs totaling $7 million to $9 million for capital expenditures. In addition, our scheduled principal payments on debt over the balance of 2008 are approximately $11.5 million and scheduled principal payments in 2009 are approximately $94.4 million.  We expect to meet our short-term liquidity needs through cash generated from operations and, if necessary, from borrowings under our revolving credit facility.

Our long-term liquidity needs consist primarily of funds necessary to pay for development of new facilities, redevelopment of operating facilities, non-recurring capital expenditures, acquisitions of facilities and repayment of indebtedness at maturity. In particular, we intend to actively pursue the acquisition of additional facilities, which will require additional capital. While these capital investments are elective by their nature, we do not expect that we will have sufficient funds on hand to cover these investments. We will have to satisfy these needs through either additional borrowings, including borrowings under our revolving credit facility, sales of common or preferred shares and/or cash generated through facility dispositions and joint venture transactions.

We believe that, as a publicly traded REIT, we will have access to multiple sources of capital to fund long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, we cannot provide any assurance that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about us.

Other Material Changes in Financial Position

	December 31,		Increase
	2007	2006	(decrease)
	(in thousands)
Selected Assets
Storage facilities — net	$1,647,118	$1,566,815	$80,303
Cash and cash equivalents	$4,517	$19,716	$(15,199)
Other assets	$14,270	$6,475	$7,795

Selected Liabilities
Revolving credit facility	$219,000	$90,500	$128,500
Secured term loan	$47,444	$—	$47,444
Distributions payable	$11,300	$18,197	$(6,897)

Storage facilities increased $80.3 million, cash and cash equivalents decreased $15.2 million, our revolving credit facility increased $128.5 million and the secured term loan increased $47.4 million primarily as a result of the 2007 Acquisitions.  The change in other assets is primarily attributable to intangible assets assumed in conjunction with the 2007 acquisitions, which had a net carrying value of $4.6 million at December 31, 2007, as well as an increase in prepaid expenses, which is related to the timing of certain expenditures.  The change in the revolving credit facility and secured term loan is also attributable to the repayment of multiple mortgage notes during 2007.  Distributions payable decreased as a result of a board approved dividend decrease from $0.29 per share in the third quarter of 2007 to $0.18 per share in the fourth quarter of 2007.

Contractual Obligations

The following table summarizes our known contractual obligations as of December 31, 2007 (in thousands):

	Payments Due by Period
							2013 and
	Total	2008	2009	2010	2011	2012	thereafter
Mortgage loans and notes payable (a)	$559,916	$11,541	$94,425	$112,497	$88,180	$162,347	$90,926
Revolving credit facility, unsecured term loan and secured term loan	438,900	—	438,900	—	—	—	—
Interest payments (b)	169,148	59,044	50,727	22,620	14,547	10,838	11,372
Ground leases and third party office lease	2,625	537	434	428	428	387	411
Related party office leases	3,322	468	453	453	475	475	998
Software contracts	700	350	350	—	—	—	—
Employment contracts	1,363	775	588	—	—	—	—
	$1,175,974	$72,715	$585,877	$135,998	$103,630	$174,047	$103,707

(a)  Amounts do not include unamortized discounts/premiums.

(b)  Interest on variable rate debt calculated using LIBOR of 5.03%.

We expect that the contractual obligations owed in 2008 will be satisfied by a combination of cash generated from operations and from draws on the revolving credit facility.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements.

PART IV

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Documents filed as part of this report:

1. Financial Statements.

The response to this portion of Item 15 is submitted as a separate section of this report.

2. Financial Statement Schedules.

The response to this portion of Item 15 is submitted as a separate section of this report.

3. Exhibits.

The list of exhibits filed with this report is set forth in response to Item 15(b). The required exhibit index has been filed with the exhibits.

(b) Exhibits.  The following documents are filed as exhibits to this report:

Exhibit No.

3.1*	Articles of Amendment and Restatement of Declaration of Trust of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

3.2*	Amended and Restated Bylaws of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 5, 2007.

4.1*	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-11, File No. 333-117848.

10.1*

Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. dated as of October 27, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.2*

Credit Agreement, dated as of September 14, 2007, by and among U-Store-It, L.P., as borrower, U-Store-It Trust, as parent, Wachovia Capital Markets, LLC, as lead arranger and book manager, Wachovia Bank, National Association as administrative agent and the financial institutions initially signatory thereto and their assignees, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 14, 2007.

10.3*

Form of Term Note with respect to the Credit Agreement, dated as of September 14, 2007, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 14, 2007.

10.4*

Form of Guaranty with respect to the Credit Agreement, dated as of September 14, 2007, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 14, 2007.

10.5*

Form of Pledge Agreement, with respect to the Credit Agreement, dated as of September 14, 2007, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 14, 2007.

10.6*

First Amendment to Credit Agreement, dated as of June 12, 2007, by and among U-Store-It, L.P., as borrower, U-Store-It Trust, as parent, Wachovia Bank, National Association, as agent and each of the financial institutions party thereto, as lenders, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 9, 2007.

10.7*

Alternative Currency Note, dated as of June 12, 2007, executed on behalf of U-Store-It, L.P. , incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 9, 2007.

10.8*

Guarantor Acknowledgment, dated as of June 12, 2007, executed on behalf of U-Store-It, L.P., U-Store-It Mini Warehouse Co., and YSI Management LLC, as guarantors, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 9, 2007.

10.9*

Credit Agreement, dated as of November 21, 2006, by and among U-Store-It, L.P., as borrower, U-Store-It Trust, as parent, Wachovia Capital Markets, LLC and Keybanc Capital Markets, as joint lead arrangers, Wachovia Capital Markets, LLC, as book manager, Wachovia Bank, National Association, as administrative agent, Keybank National Association, as syndication agent, Bank of America, N.A., SunTrust Bank, and Wells Fargo Bank, National Association, each as documentation agent, and the financial institutions party thereto, as lenders, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 28, 2006.

10.10*

Guaranty, dated as of November 21, 2006, executed on behalf of U-Store-It Trust, U-Store-It Mini Warehouse Co., and YSI Management LLC, as guarantors, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 28, 2006.

10.11*	Form of Term Note, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on November 28, 2006.

10.12*	Form of Revolving Note, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 28, 2006.

10.13*	Form of Swingline Note, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on November 28, 2006.

10.14*

Credit Agreement, dated as of November 1, 2006, by and between U-Store-It, L.P. as borrower and Wachovia Bank, National Association as lender, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 7, 2006.

10.15*	Note, dated as of November 1, 2006, executed on behalf of U-Store-It, L.P., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 7, 2006.

10.16*

Guaranty, dated as of November 1, 2006, executed on behalf of U-Store-It Trust, U- Store-It Mini Warehouse Co., and YSI Management LLC, as guarantors, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on November 7, 2006.

10.17*

Form of Security Interest regarding fixed rate mortgage loan between YSI XX LP and TransAmerica Financial Life Insurance Company, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 4, 2005.

10.18*

Secured Promissory Note, dated November 1, 2005 between YSI XX LP and Transamerica Financial Life Insurance Company, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 4, 2005.

10.19*

Loan Agreement, dated August 4, 2005 by and between YASKY LLC and LaSalle Bank National Association, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 14, 2005.

10.20*

Loan Agreement, dated July 19, 2005 by and between YSI VI LLC and Lehman Brothers Bank, FSB, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 14, 2005.

10.21*

Loan Agreement, dated as of October 27, 2004 by and between YSI I LLC and Lehman Brothers Holdings Inc. d/b/a Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.22*

Loan Agreement, dated as of October 27, 2004 by and between YSI II LLC and Lehman Brothers Holdings Inc. d/b/a/Lehman Capital, a division of Lehman Brothers Holdings Inc., incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.23*

Loan Agreement, dated as of October 27, 2004 by and between YSI III LLC and Lehman Brothers Bank, FSB, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.24*

Settlement Agreement and Mutual Release, by and among U-Store-It Trust, U-Store-It, L.P., YSI Management LLC, U-Store-It Mini Warehouse Co., U-Store-It Development LLC, Dean Jernigan, Kathleen A. Weigand, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, Kyle V. Amsdell, Rising Tide Development LLC, and Amsdell and Amsdell, dated August 6, 2007, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.25*

Purchase and Sale Agreement, by and between U-Store-It, L.P. and Rising Tide Development LLC, dated August 6, 2007, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.26*

Standstill Agreement, by and among, U-Store-It Trust, Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell, dated August 6, 2007, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.27*

First Amendment to Lease, by and between U-Store-It, L.P. and Amsdell and Amsdell, dated August 6, 2007, amending Lease dated March 29, 2005, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.28*

First Amendment to Lease, by and between U-Store-It, L.P. and Amsdell and Amsdell, dated August 6, 2007, amending Lease dated December 5, 2005, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.29*

First Amendment to Lease, by and between U-Store-It, L.P. and Amsdell and Amsdell, dated August 6, 2007, amending Lease dated December 5, 2005, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.30*

First Amendment to Lease, by and between U-Store-It, L.P. and Amsdell and Amsdell, dated August 6, 2007, amending Lease dated December 5, 2005, incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.31*

First Amendment to Lease, by and between U-Store-It, L.P. and Amsdell and Amsdell, dated August 6, 2007, amending Lease dated December 5, 2005, incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.32*

Option Termination Agreement, by and between U-Store-It, L.P. and Rising Tide Development LLC, dated August 6, 2007, incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.33*

Property Management Termination Agreement, by and among U-Store-It Trust, YSI Management LLC, and Rising Tide Development LLC, dated August 6, 2007, incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.34*

Marketing and Ancillary Services Termination Agreement, by and among U-Store-It Trust, U-Store-It Mini Warehouse Co., and Rising Tide Development LLC, dated August 6, 2007, incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.35*

Office Lease, dated March 29, 2005, by and between Amsdell and Amsdell and U-Store- it, L.P., incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005.

10.36*

Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 12, 2005.

10.37*

Lease, dated June 29, 2005 by and between Amsdell and Amsdell and U-Store-It, L.P., incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 12, 2005.

10.38*

Non-Exclusive Aircraft Lease Agreement, dated July 1, 2005 by and between Aqua Sun Investments, L.L.C. and U-Store-It, L.P., incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 12, 2005.

10.39*

Marketing and Ancillary Services Agreement, dated as of October 27, 2004 by and between U-Store-It Mini Warehouse Co. and Rising Tide Development, LLC incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8- K, filed on November 2, 2004.

10.40*

Property Management Agreement, dated as of October 27, 2004 by and between YSI Management LLC and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.41*

Option Agreement, dated as of October 27, 2004 by and between U-Store-It, L.P. and Rising Tide Development, LLC, incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.42*

Agreement for Sale and Purchase dated as of April 3, 2006, by and among JPG 3595 Anderson Farm, LLC, JPG 1350 N. 1st Street, L.P., JPG 1236 Texas Street, L.P., JPG 201 N. I-35 L.P., JPG 6446 East Main, LLC, JPG 5411 West Broad, LLC, JPG 3300 Southwest LLC, JPG 5252 Nike Drive, LLC, JPG 43 Old Olden, LLC, and U-Store-It, L.P., incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on April 24, 2006.

10.43*†

Amended and Restated Employment Agreement, dated as of August 23, 2006, by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on August 28, 2006.

10.44*†

Amended and Restated Executive Employment Agreement, dated April 20, 2007, by and between U-Store-It Trust and Dean Jernigan, incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.45*†

Amended and Restated Executive Employment Agreement, dated April 20, 2007, by and between U-Store-It Trust and Christopher P. Marr, incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.46*†

Amended and Restated Executive Employment Agreement, dated April 20, 2007, by and between U-Store-It Trust and Timothy M. Martin, incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.47*†

Amended and Restated Executive Employment Agreement, dated April 20, 2007, by and between U-Store-It Trust and Stephen R. Nichols, incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.48*†

Amended and Restated Executive Employment Agreement, dated April 20, 2007, by and between U-Store-It Trust and Kathleen A. Weigand, incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.49†	Indemnification Agreement, dated as of January 25, 2008 by and among U-Store-It Trust, U-Store-It, L.P. and Daniel B. Hurwitz, filed herewith.

10.50*†

Indemnification Agreement, dated as of March 22, 2007 by and among U-Store-It Trust, U-Store-It, L.P. and Marianne M. Keler, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.51*†

Indemnification Agreement, dated as of December 11, 2006, by and among U-Store-It Trust, U-Store-It, L.P. and Timothy M. Martin, incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007.

10.52*†

Indemnification Agreement, dated as of July 10, 2006, by and among U-Store-It Trust, U-Store-It, L.P. and Stephen R. Nichols, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on July 10, 2006.

10.53*†

Indemnification Agreement, dated June 5, 2006 by and among U-Store-It Trust, U-Store- It, L.P. and Christopher P. Marr, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2006.

10.54*†

Indemnification Agreement, dated as of April 24, 2006 by and among U-Store-It Trust, U-Store-It, L.P. and Dean Jernigan, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on April 24, 2006.

10.55*†

Indemnification Agreement, dated as of February 24, 2006 by and among U-Store-It Trust, U-Store-It, L.P. and Kathleen A. Weigand, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on March 1, 2006.

10.56*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Robert J. Amsdell, incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.57*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Barry L. Amsdell, incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.58*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Todd C. Amsdell, incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.59*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and John C. Dannemiller, incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.60*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Thomas A. Commes, incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.61*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It  Trust, U-Store-It, L.P. and David J. LaRue, incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.62*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and Harold S. Haller, incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.63*†

Indemnification Agreement, dated as of October 27, 2004 by and among U-Store-It Trust, U-Store-It, L.P. and William M. Diefenderfer III, incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.64*†

Modification of Noncompetition Agreement and Termination of Employment Agreement, by and between U-Store-It Trust and Robert J. Amsdell, dated August 6, 2007, incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.65*†

Modification of Noncompetition Agreement and Termination of Employment Agreement, by and between U-Store-It Trust and Todd C. Amsdell, dated August 6, 2007, incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.66*†

Modification of Noncompetition Agreement, by and between U-Store-It Trust and Barry L. Amsdell, dated August 6, 2007, incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed on August 7, 2007.

10.67*†

Noncompetition Agreement, dated as of December 11, 2006, by and between U-Store-It Trust and Timothy M. Martin, incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007.

10.68*†

Noncompetition Agreement, dated as of July 10, 2006, by and between U-Store-It Trust and Stephen R. Nichols, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on July 10, 2006.

10.69*†

Noncompetition Agreement, dated as of June 5, 2006, by and between U-Store-It Trust and Christopher P. Marr, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2006.

10.70*†

Noncompetition Agreement, dated as of April 24, 2006 by and between U-Store-It Trust and Dean Jernigan, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 24, 2006.

10.71*†

Noncompetition Agreement, dated as of October 27, 2004 by and between U-Store-It Trust and Barry L. Amsdell, incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.72*†

Noncompetition Agreement, dated as of October 27, 2004 by and between U-Store-It Trust and Robert J. Amsdell, incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.73*†

Noncompetition Agreement, dated as of October 27, 2004 by and between U-Store-It Trust and Todd C. Amsdell, incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

10.74*†

Schedule of Compensation for Non-Employee Trustees of U-Store-It Trust, effective May 8, 2007 incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.75*†	Schedule of 2008 Equity Awards for Executive Officers of U-Store-It Trust, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on January 25, 2008.

10.76*†

Schedule of 2007 Annual Incentive Payouts and 2008 Base Salaries for Executive Officers of U-Store-It Trust, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 25, 2008.

10.77*†	Schedule of 2007 Equity Awards to Executive Officers of U-Store-It Trust, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on March 28, 2007.

10.78*†	Schedule of 2007 Salaries Approved for Named Executive Officers, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed February 26, 2007.

10.79*†

Deferred Share Agreement, dated as of February 24, 2006, by and between U-Store-It Trust and Kathleen A. Weigand, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on March 1, 2006.

10.80*†

Non-Qualified Share Option Agreement, dated as of July 10, 2006, by and between U- Store-It Trust and Stephen R. Nichols, incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A, filed on July 13, 2006.

10.81*†

Non-Qualified Share Option Agreement, dated as of June 5, 2006, by and between U- Store-It Trust and Christopher P. Marr, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 8, 2006.

10.82*†

Non-Qualified Share Option Agreement, dated as of April 19, 2006, by and between U- Store-It Trust and Dean Jernigan, incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on April 24, 2006.

10.83†	Form of Restricted Share Agreement for Non-Employee Trustees under the U-Store-It Trust 2007 Equity Incentive Plan, filed herewith.

10.84*†

Form of Restricted Share Agreement for Non-Employee Trustees under the U-Store-It Trust 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.85*†

Form of Nonqualified Share Option Agreement (Three-Year Vesting) under the U-Store-It Trust 2007 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on January 25, 2008.

10.86*†

Form of Non-Qualified Share Option Agreement under the U-Store-It Trust 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.87*†

Form of Performance-Vested Restricted Share Agreement under the U-Store-It Trust 2007 Equity Incentive Plan, incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on January 25, 2008.

10.88*†

Form of Performance-Vested Restricted Share Agreement under the U-Store-It Trust 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.89*†

Form of Restricted Share Agreement under the U-Store-It Trust 2007 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on January 25, 2008.

10.90*†

Form of Restricted Share Agreement under the U-Store-It Trust 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.91*†

Restricted Share Agreement, dated as of December 11, 2006, by and between U-Store-It Trust and Timothy M. Martin, incorporated by reference to Exhibit 10.88 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007.

10.92*†

Restricted Share Agreement, dated as of July 10, 2006, by and between U-Store-It Trust and Stephen R. Nichols, incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed July 10, 2006.

10.93*†

Restricted Share Agreement, dated as of June 5, 2006, by and between U-Store-It Trust and Christopher P. Marr, incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed August 8, 2006.

10.94*†

U-Store-It Trust Trustees Deferred Compensation Plan, amended and restated as of January 1, 2007, incorporated by reference to Exhibit 10.91 to the Company’s Annual Report on Form 10-K, filed March 16, 2007.

10.95*†

U-Store-It Trust Executive Deferred Compensation Plan, amended and restated as of January 1, 2007, incorporated by reference to Exhibit 10.92 to the Company’s Annual Report on Form 10-K, filed March 16, 2007.

10.96*†	U-Store-It Trust Deferred Trustees Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 6, 2005.

10.97*†	2007 Equity Incentive Plan of U-Store-It Trust effective as of May 8, 2007, incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 10, 2007.

10.98*†	2004 Equity Incentive Plan of U-Store-It Trust effective as of October 19, 2004, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8- K, filed on November 2, 2004.

21.1	List of Subsidiaries.

23.1	Consent of Independent Registered Public Accounting Firm.

31.1	Certification of Chief Executive Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Incorporated herein by reference as above indicated.

†	Denotes a management contract or compensatory plan, contract or arrangement.

FINANCIAL STATEMENTS
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Under Section 404 of the Sarbanes-Oxley Act of 2002, the Company’s management is required to assess the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year, and report on the basis of that assessment whether the Company’s internal control over financial reporting is effective.

The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

•                  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and the disposition of the assets of the Company;

•                  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that the receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and its Board of Trustees; and

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Under the supervision, and with the participation, of the Company’s management, including the principal executive officer and principal financial officer, we conducted a review, evaluation and assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007, based upon the Committee of Sponsoring Organizations of the Treadway Commission (COSO) criteria. In performing its assessment of the effectiveness of internal control over financial reporting, management has concluded that, as of December 31, 2007, our internal control over financial reporting was effective based on the COSO framework.

The effectiveness of our internal control over financial reporting as of December 31, 2007, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report that appears herein.

February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio

We have audited the internal control over financial reporting of U-Store-It Trust and subsidiaries (the “Company”), as of December 31, 2007 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2007, and the financial statement schedule as of and for the year ended December 31, 2007 of the Company and our report dated February 29, 2008 (December 1, 2008, as to the effects of the reclassifications discussed in Note 10) expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of
U-Store-It Trust
Cleveland, Ohio

We have audited the accompanying consolidated balance sheets of U-Store-It Trust and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of U-Store-It Trust and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

As discussed in Note 10 to the consolidated financial statements, the Company sold 16 storage facilities and had five storage facilities classified as held for sale during 2008 and accordingly, has reclassified into discontinued operations, the related revenues and expenses for each of the three years in the period ended December 31, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 29, 2008 (December 1, 2008, as to the effects of the reclassifications discussed in Note 10)

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,	December 31,
	2007	2006

ASSETS
Storage facilities	$1,916,396	$1,771,864
Accumulated depreciation	(269,278)	(205,049)
	1,647,118	1,566,815
Cash and cash equivalents	4,517	19,716
Restricted cash	15,818	14,126
Loan procurement costs - net of amortization	6,108	7,575
Other assets	14,270	6,475
Due from related parties	—	632
Total assets	$1,687,831	$1,615,339

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$219,000	$90,500
Unsecured term loan	200,000	200,000
Secured term loan	47,444	—
Mortgage loans and notes payable	561,057	588,930
Accounts payable and accrued expenses	33,623	22,590
Due to related parties	110	336
Distributions payable	11,300	18,197
Deferred revenue	10,148	9,740
Security deposits	548	655
Total liabilities	1,083,230	930,948

Minority interests	48,982	56,898

Commitments and contingencies

Shareholders’ Equity
Common shares $.01 par value, 200,000,000 shares authorized, 57,577,232 and 57,335,490 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	576	573
Additional paid in capital	797,940	794,632
Accumulated other comprehensive loss	(1,664)	—
Accumulated deficit	(241,233)	(167,712)
Total shareholders’ equity	555,619	627,493
Total liabilities and shareholders’ equity	$1,687,831	$1,615,339

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

OPERATIONS

	For the year ended December 31,
	2007	2006	2005
	(Dollars and shares in thousands, except per share data)

REVENUES
Rental income	$204,306	$187,356	$128,743
Other property related income	16,150	14,166	9,443
Other - related party	365	457	405
Total revenues	220,821	201,979	138,591
OPERATING EXPENSES
Property operating expenses	93,292	82,086	52,076
Property operating expenses - related party	59	69	43
Depreciation	68,629	62,600	38,258
Asset write-off	—	305	—
Lease abandonment	1,316	—	—
General and administrative	21,966	21,675	17,786
General and administrative - related party	337	613	736
Total operating expenses	185,599	167,348	108,899
OPERATING INCOME	35,222	34,631	29,692
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(54,108)	(45,628)	(31,907)
Loan procurement amortization expense	(1,772)	(1,972)	(2,045)
Write-off of loan procurement cost due to early extinguishment of debt	—	(1,907)	(93)
Interest income	401	1,336	2,404
Other	118	191	(47)
Total other expense	(55,361)	(47,980)	(31,688)
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	(20,139)	(13,349)	(1,996)
MINORITY INTERESTS	1,654	1,106	134
LOSS FROM CONTINUING OPERATIONS	(18,485)	(12,243)	(1,862)
DISCONTINUED OPERATIONS
Income from operations	3,375	4,025	3,498
Gain on disposition of discontinued operations	2,517	—	179
Minority interest attributable to discontinued operations	(484)	(333)	(247)
Income from discontinued operations	5,408	3,692	3,430
NET INCOME (LOSS)	$(13,077)	$(8,551)	$1,568

Basic and diluted loss per share from continuing operations	$(0.32)	$(0.21)	$(0.04)
Basic and diluted earnings per share from discontinued operations	$0.10	$0.06	$0.08
Basic and diluted earnings (loss) per share	$(0.22)	$(0.15)	$0.04

Weighted-average basic shares outstanding	57,497	57,287	42,120
Weighted-average diluted shares outstanding	57,497	57,287	42,120

Distributions declared per common share and unit	$1.05	$1.16	$1.13

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

			Additional	Accumulated
	Common Shares		Paid in	Other Comprehensive	Accumulated
	Number	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2004	37,345	$373	$394,293	$—	$(37,441)	$357,225
Net proceeds from sale of common shares	19,665	197	378,550			378,747
Issuance of trustee deferred shares			82			82
Amortization of restricted shares			1,734			1,734
Share compensation expense			510			510
Adjustment for minority interest in operating partnership			15,203			15,203
Net income					1,568	1,568
Accretion of operating partnership units					(2,976)	(2,976)
Distributions					(53,624)	(53,624)
Balance at December 31, 2005	57,010	$570	$790,372	$—	$(92,473)	$698,469
Issuance of restricted shares	139	1				1
Proceeds from option exercise	186	2	2,985			2,987
Amortization of restricted shares			649			649
Share compensation expense			444			444
Issuance of trustee deferred shares			176			176
Adjustment for minority interest in operating partnership			6			6
Net loss					(8,551)	(8,551)
Distributions					(66,688)	(66,688)
Balance at December 31, 2006	57,335	$573	$794,632	$—	$(167,712)	$627,493
Issuance of restricted shares	123	2				2
Conversion from units to shares	119	1				1
Amortization of restricted shares			972			972
Share compensation expense			867			867
Adjustment for minority interest in operating partnership			1,469			1,469
Comprehensive loss
Net loss					(13,077)	(13,077)
Other comprehensive loss
Unrealized loss on interest rate swap				(1,545)		(1,545)
Unrealized loss on foreign currency translation				(119)		(119)
Total comprehensive loss						(14,741)
Distributions					(60,444)	(60,444)
Balance at December 31, 2007	57,577	$576	$797,940	$(1,664)	$(241,233)	$555,619

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31,
	2007	2006	2005

Operating Activities
Net income (loss)	$(13,077)	$(8,551)	$1,568
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	72,218	66,727	42,174
Asset write-off	—	305	—
Lease abandonment charge	1,316	—	—
Gain on disposition of discontinued operations	(2,311)	—	—
Equity compensation expense	1,840	1,272	2,244
Accretion of fair market value of debt	(367)	(692)	(378)
Early extinguishment of debt	—	1,907	93
Minority interests	(995)	(773)	113
Gain on sale of assets	—	—	(179)
Changes in other operating accounts:
Other assets	(2,756)	(350)	(2,674)
Accounts payable and accrued expenses	6,660	5,733	3,187
Other liabilities	346	(1,011)	(42)
Net cash provided by operating activities	$62,874	$64,567	$46,106

Investing Activities
Acquisitions, additions and improvements to storage facilities	(48,014)	(312,352)	(381,083)
Acquisitions, additions and improvements to storage facilities - related party	(121,805)	(37,414)	(10,889)
Proceeds from sales of properties	17,935	42	6,203
Proceeds from sales of marketable securities	—	114,170	29,825
Investment in marketable securities	—	(19,000)	(124,995)
Insurance settlements	—	1,712	500
Decrease (increase) in restricted cash	(1,692)	4,795	(8,624)
Net cash used in investing activities	$(153,576)	$(248,047)	$(489,063)

Financing Activities
Net proceeds from sale of common shares	—	—	378,747
Proceeds from:
Revolving credit facility	156,500	331,000	—
Unsecured Term Loan	—	200,000	—
Secured term loan	47,444	—	—
Mortgage loans and notes payable	4,651	—	409,257
Short-term financing	—	80,000	—
Principal payments on:
Revolving credit facility	(28,000)	(240,500)	—
Mortgage loans and notes payable	(32,157)	(114,111)	(219,875)
Short term financing	—	(80,000)	—
Capital lease obligations	—	(39)	(100)
Distributions paid to shareholders	(66,816)	(66,623)	(44,532)
Distributions paid to minority partners	(5,975)	(6,017)	(2,349)
Loan procurement costs	(144)	(2,398)	(4,691)
Proceeds from exercise of stock options	—	2,985	—
Net cash from financing activities	$75,503	$104,297	$516,457

Increase (decrease) in cash and cash equivalents	(15,199)	(79,183)	73,500

Cash and cash equivalents at beginning of year	19,716	98,899	25,399
Cash and cash equivalents at end of year	$4,517	$19,716	$98,899

Supplemental Cash Flow Information
Cash paid for interest, net of interest capitalized	$53,952	$45,461	$33,893
Supplemental disclosure of noncash activities:
Acquisitions of facilities:
Issuance of OP units	—	—	(68,594)
Mortgage loans	—	(34,451)	(99,782)
Other, net	—	(2,032)	(1,660)

See accompanying notes to the consolidated financial statements.

U-STORE-IT TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF OPERATIONS

U-Store-It Trust, a Maryland real estate investment trust (collectively with its subsidiaries, “we” or the “Company”), is a self-administered and self-managed real estate investment trust, or REIT, active in acquiring, developing and operating self-storage properties for business and personal use under month-to-month leases.  As of December 31, 2007, the Company owned 409 self-storage facilities (collectively, the “Properties”) containing an aggregate of approximately 26.1 million rentable square feet.  The Properties are located in 26 states throughout the United States. All references to building square footage, occupancy percentage, and the number of buildings are unaudited.

The Company owns substantially all of its assets through U-Store-It, L.P., a Delaware limited partnership (the “Operating Partnership”).  The Company is the sole general partner of the Operating Partnership and, as of December 31, 2007, owned a 91.9% interest in the Operating Partnership.  The Company manages its assets through YSI Management, LLC (the “Management Company”), a wholly owned subsidiary of the Operating Partnership.  In addition to managing the Properties, the Management Company managed approximately 1.1 million rentable square feet related to facilities owned by related parties as of December 31, 2007. The Company owns 100% of U-Store-It Mini Warehouse Co. (the “TRS”), which it has elected to treat as a taxable REIT subsidiary. In general, a taxable REIT subsidiary may perform non-customary services for tenants, hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business.

The Company was formed in July 2004 to succeed the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and their affiliated entities and related family trusts (the “Amsdell Entities”). The Company commenced operations on October 21, 2004, after completing the mergers of Amsdell Partners, Inc. and High Tide LLC with and into the Company. The Company subsequently completed an initial public offering (“IPO”) of its common shares on October 27, 2004 concurrently with the consummation of various formation transactions. The IPO consisted of the sale of an aggregate of 28,750,000 common shares (including 3,750,000 shares pursuant to the exercise of the underwriters’ over-allotment option) at an offering price of $16.00 per share, generating gross proceeds of $460.0 million. The IPO resulted in net proceeds to the Company, after deducting underwriting discount and commissions, financial advisory fees and expenses of the IPO, of approximately $425.0 million.

In October 2005, the Company completed a follow-on public offering, pursuant to which it sold an aggregate of 19,665,000 common shares (including 2,565,000 shares pursuant to the exercise of the underwriters’ option) at an offering price of $20.35 per share, for gross proceeds of $400.2 million. The offering resulted in net proceeds to the Company, after deducting underwriting discount and commissions and expenses of the offering, of approximately $378.7 million.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company, and its majority-owned and/or controlled subsidiaries.  The portion of these entities not owned by the Company is presented as minority interest as of and during the periods consolidated.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Storage Facilities

Storage facilities are carried at historical cost less accumulated depreciation and impairment losses.  The cost of storage facilities reflects their purchase price or development cost.  Costs incurred for the acquisition and renovation of a storage facility are capitalized to the Company’s investment in that property.  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

Purchase Price Allocation

When facilities are acquired, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on estimated fair values. When a portfolio of facilities is acquired, the purchase price is allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates, which take into account the relative size, age and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land, buildings and improvements and estimates of depreciated replacement cost of equipment.

In allocating the purchase price, the Company determines whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired facilities are at market rates, as the majority of the leases are month-to-month contracts. Accordingly, to date no portion of the purchase price has been allocated to above- or below-market lease intangibles.  To date, no intangible asset has been recorded for the value of tenant relationships, because the Company does not have any concentrations of significant tenants and the average tenant turnover is fairly frequent. The Company recorded a $6.8 million intangible asset to recognize the value of in-place leases related to its acquisitions in 2007.

Depreciation and Amortization

The costs of self-storage facilities and improvements are depreciated using the straight-line method based on useful lives ranging from five to 40 years.

Impairment of Long-Lived Assets

We evaluate long-lived assets for impairment when events and circumstances indicate that there may be impairment. The carrying value of these long-lived assets is compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the fair value based on its undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. Approximately $2.3 million and $0.4 million of impairment charges were recorded during 2005 and 2007, respectively.

Long-Lived Assets Held for Sale

We consider long-lived assets to be “held for sale” upon satisfaction of the following criteria: (a) management commits to a plan to sell a facility (or group of facilities), (b) the facility is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such facilities, (c) an active program to locate a buyer and other actions required to complete the plan to sell the facility have been initiated, (d) the sale of the facility is probable and transfer of the asset is expected to be completed within one year, (e) the facility is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (f) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Typically these criteria are all met when the relevant asset is under contract, significant non-refundable deposits have been made by the potential buyer, the assets are immediately available for transfer and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these conditions or criteria are not satisfied until the actual closing of the transaction; and, accordingly, the facility is not identified as held for sale until the closing actually occurs. However, each potential transaction is evaluated based on its separate facts and circumstances.

During 2007, the Company sold three storage facilities in South Carolina and two additional facilities in Arizona. No facilities were sold during 2006 while four storage facilities located in Ohio were sold during 2005. These sales have been accounted for as discontinued operations and, accordingly, the accompanying financial statements and notes reflect the results of operations of the storage facilities sold as discontinued operations (see Note 10).

Cash and Cash Equivalents

Cash and cash equivalents are highly-liquid investments with original maturities of three months or less.  The Company maintains cash equivalents in financial institutions in excess of insured limits, but believes this risk is mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists of purchase deposits and cash deposits required for debt service requirements, capital replacement, and expense reserves in connection with the requirements of our loan agreements.

Loan Procurement Costs

Loan procurement costs related to borrowings consist of $10.3 million and $10.1 million at December 31, 2007 and 2006, respectively and are reported net of accumulated amortization of $4.2 million and $2.5 million as of December 31, 2007 and 2006, respectively. The costs are amortized over the life of the related debt using the effective interest rate method and reported as loan procurement amortization expense.

Marketable Securities

The Company accounts for its investments in debt and equity securities according to the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires securities classified as “available-for-sale” to be stated at fair value. Adjustments to fair value of available-for-sale securities are recorded as a component of other comprehensive income (loss).  A decline in the market value of equity securities below cost, that is deemed to be other than temporary, results in a reduction in the carrying amount to fair value.  The impairment is charged to earnings and a new cost basis for the security is established.  At December 31, 2005, we had $95.2 million in auction rate securities (“ARS”) and variable rate demand notes classified as available-for-sale securities that were all sold in 2006.  We had no realized or unrealized gains or losses related to these securities during the years ended December 31, 2007 and 2006. All income related to these investments was recorded as interest income.

Other Assets

Other assets consist primarily of accounts receivable, prepaid expenses and intangible assets. Accounts receivable were $2.6 million and $3.7 million as of December 31, 2007 and 2006, respectively. The Company has recorded an allowance of approximately $0.5 million and $1.0 million, respectively, related to accounts receivable as of December 31, 2007and 2006.  The net carrying value of intangible assets as of December 31, 2007 and 2006 was $4.6 million and $0.0, respectively.

Environmental Costs

Our practice is to conduct or obtain environmental assessments in connection with the acquisition or development of additional facilities. Whenever the environmental assessment for one of our facilities indicates that a facility is impacted by soil or groundwater contamination from prior owners/operators or other sources, we will work with our environmental consultants and where appropriate, state governmental agencies, to ensure that the facility is either cleaned up, that no cleanup is necessary because the low level of contamination poses no significant risk to public health or the environment, or that the responsibility for cleanup rests with a third party.

Revenue Recognition

Management has determined that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from long-term operating leases are recognized on a straight-line basis over the term of the respective lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in deferred revenue in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in other assets.

Costs Associated with Exit or Disposal Activities

In October 2006, the Company committed to a plan to relocate its accounting, finance and information technology functions to the Philadelphia, Pennsylvania area.  As part of the relocation of these functions, the Company provided severance arrangements for certain existing employees related to those functions.  At the time the severance arrangements were entered into, the Company estimated a total expense of $470,000, of which $45,000 was paid in 2006 and the remainder was paid in 2007.

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.

As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million.  The charge is comprised of approximately $0.8 million of costs that represent the present value of the net cash flows associated with leases and the sub-lease agreement (“Contract Termination Costs”) and approximately $0.5 million of costs associated with the write-off of certain assets related to the abandoned space (“Other Associated Costs”).  The Contract Termination Costs of $0.8 million are presented as “Accounts payable and accrued rent” and the Other Associated Costs of $0.5 million were accounted for as a reduction of “Storage facilities.”  The Company will amortize the Contract Termination Costs against rental expense over the remaining life of the respective leases.

Advertising Costs

The Company incurs advertising costs primarily attributable to print advertisements in telephone books. The Company recognizes the costs when the related telephone book is first published. The Company recognized $4.3 million, $4.4 million and $3.6 million in advertising expenses for the years ended 2007, 2006 and 2005, respectively.

Equity Offering Costs

Underwriting discount and commissions, financial advisory fees and offering costs are reflected as a reduction to additional paid-in capital.

Other Property Related Income

Other property related income consists of late fees, administrative charges, sales of storage supplies and other ancillary revenues.

Capitalized Interest

The Company capitalizes interest incurred that is directly associated with construction activities until the asset is placed into service. Interest is capitalized to the related assets using a weighted-average rate of the Company’s outstanding debt. The Company capitalized $0.1 million during 2007, $0.1 million during 2006 and did not capitalize any interest during 2005.

Derivative Financial Instruments

We carry all derivatives on the balance sheet at fair value. We determine the fair value of derivatives by reference to quoted market prices. The accounting for changes in the fair value of a derivative instrument depends on whether the derivative has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Our use of derivative instruments has been limited to cash flow hedges of certain interest rate risks. At December 31, 2007 the Company had interest rate swap agreements for notional principal amounts aggregating $75 million.  The Company had no outstanding derivative contracts at December 31, 2006.

Income Taxes

The Company elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code beginning with the period from October 21, 2004 (commencement of operations) through December 31, 2004.  In management’s opinion, the requirements to maintain these elections are being met.  Accordingly, no provision for federal income taxes has been reflected in the consolidated financial statements other than for operations conducted through our taxable REIT subsidiaries.

Earnings and profits, which determine the taxability of distributions to shareholders, differ from net income reported for financial reporting purposes due to differences in cost basis, the estimated useful lives used to compute depreciation, and the allocation of net income and loss for financial versus tax reporting purposes.  The tax basis in the Company’s assets was $1.5 billion as of December 31, 2007 and $1.4 billion as of December 31, 2006.

The Company is subject to a 4% federal excise tax if sufficient taxable income is not distributed within prescribed time limits.  The excise tax equals 4% of the annual amount, if any, by which the sum of (a) 85% of the Company’s ordinary income and (b) 95% of the Company’s net capital gain exceeds cash distributions and certain taxes paid by the Company.  No excise tax was incurred in 2007, 2006, or 2005.

TRS’s are subject to federal and state income taxes.  The TRS recorded a net deferred tax asset of $0.5 million and $0.3 million as of December 31, 2007 and 2006, respectively, related to expenses which are deductible for tax purposes in future periods.

Minority Interests

Minority Interests include income allocated to holders of the Operating Partnership Units (the “OP Minority Interests”). Income is allocated to the OP Minority Interests based on their ownership percentage of the Operating Partnership. This ownership percentage, as well as the total net assets of the Operating Partnership, changes when additional shares of our common stock or Operating Partnership Units are issued. Such changes result in an allocation between shareholders’ equity and Minority Interests in the Consolidated Balance Sheets. Due to the number of such capital transactions that occur each period, we have presented a single net effect of all such allocations for the period as the “Adjustment for Minority Interest in Operating Partnership” in our Consolidated Statements of Shareholders’ Equity and Owners’ Equity (Deficit) (rather than separately allocating the minority interest for each individual capital transaction). Additionally, the Company accounts for its minority interests subject to redemption provisions under the “Disclosure Only” approach and accordingly has not adjusted the carrying value of the Company’s minority interests for changes in the fair value of the related redemption provisions.

Earnings per Share

Basic earnings per share is calculated based on the weighted average number of common shares and restricted shares outstanding and/or vested during the period. Diluted earnings per share is calculated by further adjusting for the dilutive impact of share options, unvested restricted shares and contingently issuable shares outstanding during the period using the treasury stock method.  The total dilutive impact of these items totaled approximately 22,000, 121,000 and 83,000 in 2007, 2006 and 2005, respectively, and was included in the calculation of diluted earnings per share, unless the inclusion would be anti-dilutive.

Share Based Payments

We apply the fair value method of accounting for contingently issued shares and share options issued under our incentive award plan. Accordingly, share compensation expense was recorded ratably over the vesting period relating to such contingently issued shares and options. The Company has elected to recognize compensation expense on a straight-line method over the requisite service period. Additionally, certain restricted shares awarded to Robert J. Amsdell, our former Chairman and Chief Executive Officer, vested immediately upon his retirement from the Company by their terms.  Since he reached the retirement age set forth in his award during 2005, share compensation expense related to this issuance was expensed fully in 2005.

Foreign Currency

The financial statements of foreign subsidiaries are translated to U.S. Dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues, expenses, and capital expenditures.  The local currency is the functional currency for the Company’s foreign subsidiaries.  Translation adjustments for foreign subsidiaries are recorded as a component of accumulated other comprehensive loss in shareholders’ equity.  The Company recognizes transaction gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency in earnings as incurred.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations (“FAS 141(R)”).  FAS 141(R) establishes principles and requirements for recognizing identifiable assets acquired, liabilities assumed, noncontrolling interest in the acquiree, goodwill acquired in the combination or the gain from a bargain purchase, and disclosure requirements.  Under this revised statement, all costs incurred to effect an acquisition will be recognized separately from the acquisition.  Also, restructuring costs that are expected but the acquirer is not obligated to incur will be recognized separately from the acquisition.  FAS 141(R) is effective for the Company beginning with its quarter ending March 31, 2009.  The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”).  FAS 160 requires that ownership interests in subsidiaries held by parties other than the parent are clearly identified.  In addition, it requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the income statement.  FAS 160 is effective for the Company beginning with its quarter ending March 31, 2009.  The Company is currently assessing the potential impacts, if any, on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company is in the process of evaluating the impact of SFAS No. 159 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The Company believes that the adoption of this standard on January 1, 2008 will not have a material effect on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 became effective for the Company on January 1, 2007.

Operating Segment

The Company has one reportable operating segment; it owns, operates, develops, and manages storage facilities.

Concentration of Credit Risk

The storage facilities are located in major metropolitan and rural areas and have numerous tenants per facility. No single tenant represents 1% or more of the Company’s revenues. The facilities in Florida, California, Texas and Illinois provided total revenues of approximately 19%, 15%, 8% and 7%, respectively, for the year ended December 31, 2007.  The facilities in Florida, California, Illinois and New Jersey provided total revenues of approximately 19%, 16%, 7% and 6%, respectively for the year ended December 31, 2006.

3.  STORAGE FACILITIES

The following summarizes the real estate assets of the Company as of December 31, 2007 and December 31, 2006:

	December 31,	December 31,
	2007	2006
	(in thousands)
Land	$393,715	$370,196
Buildings and improvements	1,324,168	1,226,690
Equipment	193,031	173,496
Construction in progress	5,482	1,482
Total	1,916,396	1,771,864
Less accumulated depreciation	(269,278)	(205,049)
Storage facilities — net	$1,647,118	$1,566,815

The carrying value of storage facilities has increased from December 31, 2006 to December 31, 2007, primarily as a result of the 17 acquisitions in 2007.  These acquisitions have been allocated to the various asset classes and intangibles disclosed in Note 4 based upon preliminary data and are expected to be finalized during the first half of 2008 once the Company completes its analysis of tangible and intangible values.

The Company completed the following acquisitions, dispositions and consolidations for the years ended December 31, 2006 and 2007:

Facility/Portfolio	Transaction Date	Total Number of Facilities	Purchase / Sale Price (in thousands)

2007 Acquisitions
Sanford Portfolio	January 2007	1	$6,300
Grand Central Portfolio	January 2007	2	13,200
Rising Tide Portfolio	September 2007	14	121,000
		17	$140,500

2007 Dispositions
South Carolina Assets	May 2007	3	$12,750
Arizona Assets	December 2007	2	6,440
		5	$19,190

2006 Acquisitions
Nashville, TN Portfolio	January 2006	2	$13,100
Dallas, TX Portfolio	January 2006	2	11,500
U-Stor Self Storage Portfolio	February 2006	3	10,800
Sure Save Portfolio	February 2006	24	164,500
Texas Storage Portfolio	March 2006	4	22,500
Nickey Portfolio	April 2006	4	13,600
SecurCare Portfolio	May 2006	4	35,700
Texas Storage Portfolio	June 2006	1	6,500
Jernigan Portfolio	July 2006	9	45,300
U-Stor Self Storage Portfolio	August 2006	1	3,500
Bailes Portfolio	August 2006	3	15,600
In & Out Self Storage Portfolio	August 2006	1	7,600
Texas Storage Portfolio	September 2006	2	12,200
		60	$362,400

The following table summarizes the change in number of self-storage facilities from January 1, 2006 through December 31, 2007:

	2007	2006
Balance - Beginning of year	399	339
Facilities acquired	17	60
Facilities consolidated	(2)	—
Facilities sold	(5)	—
Balance - End of year	409	399

4.  INTANGIBLE ASSETS

In conjunction with the Company’s 2007 acquisitions, the Company has allocated a portion of the purchase price to finite-lived intangible assets related to the value of in-place leases, valued at approximately $6.8 million.  The Company recognized approximately $2.2 million of amortization expense during 2007.  The amortization period of these assets is 12 months and the estimated remaining amortization expense that will be recognized during 2008 is $4.6 million.

5.  REVOLVING CREDIT FACILITY AND UNSECURED TERM LOAN

As of December 31, 2007, the Company and its operating partnership had in place a three-year $450 million unsecured credit facility, which was entered into in November 2006, including $200 million in an unsecured term loan and $250 million in unsecured revolving loans. The outstanding balance on the Company’s credit facility was $419 million and was comprised of $200 million of term loan borrowings and $219 million of unsecured revolving loans.  As of December 31, 2007, approximately $31 million was available under the Company’s credit facility.  Borrowings under the credit facility bear interest, at our option, at either an alternative base rate or a Eurodollar rate, in each case, plus an applicable margin based on our leverage ratio or our credit rating.  The alternative base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 50 basis points.  The applicable margin for the alternative base rate will vary from 0.00% to 0.50% depending on our leverage ratio prior to achieving an investment grade rating, and will vary from 0.00% to 0.25% depending on our credit rating after achieving an investment grade rating.  The Eurodollar rate is a rate of interest that is fixed for interest periods of one, two, three or six months based on the LIBOR rate determined two business days prior to the commencement of the applicable interest period.  The applicable margin for the Eurodollar rate will vary from 1.00% to 1.50% depending on our leverage ratio prior to achieving an investment grate rating, and will vary from 0.425% to 1.00% depending on our credit rating after achieving an investment grade rating.  This credit facility is scheduled to terminate on November 20, 2009, with an option for the Company to extend the termination date to November 20, 2010. At December 31, 2007, borrowings under the unsecured credit facility had a weighted average interest rate of 6.06%.

On September 14, 2007, the Company and its Operating Partnership entered into a secured term loan agreement that allows for term loans in the aggregate principal amount of up to $50 million. Each term loan matures on November 20, 2009, subject to extension in the sole discretion of the lenders. Each term loan bears interest at either an alternative base rate or a Eurodollar rate, at our option, in each case plus an applicable margin at terms identical to the unsecured revolving credit facility.  As of December 31, 2007, there was one term loan outstanding for $47.4 million.  The outstanding term loan is secured by a pledge by our Operating Partnership of all equity interests in YSI RT LLC, the wholly-owned subsidiary of the Operating Partnership that acquired eight self-storage facilities in September 2007, that had a net book value of approximately $62.1 million at December 31, 2007.  At December 31, 2007, the outstanding term loan had an interest rate of 6.18%.

The November 2006 credit facility effectively replaced the former $250 million unsecured revolving credit facility that was established in February 2006 and a $50 million term loan that was entered into and terminated during November 2006.  The former credit facility had a balance of $240.5 million and was scheduled to terminate in February 2009 prior to being replaced.

The February 2006 unsecured revolving credit facility replaced the Company’s existing $150.0 million facility, which had no outstanding balance as of December 31, 2005 and was scheduled to terminate in October 2007.

6.  MORTGAGE LOANS AND NOTES PAYABLE

The Company’s mortgage loans and notes payable are summarized as follows:

			Effective Interest
	Carrying Value as of:		Rate on
	December 31,	December 31,	December 31,	Maturity
Mortgage Loan	2007	2006	2007	Date
	(in thousands)
YSI XXIII	$—	$1,322	5.00%	Jul-07
YSI XVI	—	14,261	6.49%	Nov-07
YSI XXII	—	993	5.00%	Nov-07
YSI XXIX	—	4,374	5.00%	Jan-08
YSI XXI	—	1,217	5.00%	Apr-08
Acq IV	2,359	2,425	7.71%	Dec-08
Acq VI	1,746	1,787	8.43%	Aug-09
YSI III	86,712	88,332	5.09%	Nov-09
YSI I	86,770	88,362	5.19%	May-10
YSI IV	6,227	6,299	5.25%	Jul-10
YSI XXV	8,201	8,304	5.00%	Oct-10
YSI XXVI	9,956	10,176	5.00%	Oct-10
Promissory Notes	92	132	5.97%	Nov-10
YSI II	86,843	88,400	5.33%	Jan-11
YSI XII	1,599	1,634	5.97%	Sep-11
YSI XIII	1,374	1,404	5.97%	Sep-11
YSI VI	79,645	80,000	5.13%	Aug-12
YASKY	80,000	80,000	4.96%	Sep-12
USIFB	4,651	—	7.10%	Oct-12
YSI XIV	1,909	1,952	5.97%	Jan-13
YSI VII	3,280	3,334	6.50%	Jun-13
YSI VIII	1,874	1,905	6.50%	Jun-13
YSI IX	2,062	2,096	6.50%	Jun-13
YSI XVII	4,477	4,583	6.32%	Jul-13
YSI XXVII	547	561	5.59%	Nov-13
YSI XXX	8,024	8,233	5.59%	Nov-13
YSI XI	2,605	2,660	5.87%	Dec-13
YSI V	3,440	3,513	5.25%	Jan-14
YSI XXVIII	1,676	1,712	5.59%	Feb-14
YSI X	4,303	4,367	5.87%	Jan-15
YSI XV	1,999	2,035	6.41%	Jan-15
YSI XX	67,545	71,050	5.97%	Nov-15
Unamortized premiums	1,141	1,507

Total mortgage loans and notes payable	$561,057	$588,930

As of December 31, 2007 and 2006, the Company’s mortgage loans payable were collateralized by certain of its self-storage facilities with net book values of approximately $725 million $795 million, respectively.

The following table presented below represents the future principal payment requirements on the outstanding mortgage loans and notes payable at December 31, 2007:

2008	$11,541
2009	94,425
2010	112,497
2011	88,180
2012	162,347
2013 and thereafter	90,926
Total mortgage payments	559,916
Plus: Unamortized debt premiums	1,141
Total mortgage indebtedness	$561,057

7.  MINORITY INTERESTS

Operating partnership minority interests relate to the interests in the operating partnership that are not owned by the Company, which, at December 31, 2007, 2006 and 2005, amounted to approximately 8.1%, 8.3% and 8.4%, respectively.  These minority interests were issued in the form of Operating Partnership units and were a component of the consideration the Company paid to acquire certain self-storage facilities. Limited partners who acquired Operating Partnership units have the right to require the Operating Partnership to redeem part or all of their Operating Partnership units for, at the Company’s option, an equivalent number of common shares of the Company or cash based upon the fair market value of an equivalent number of common shares of the Company. The market value of the Company’s common shares for this purpose will be equal to the average of the closing trading price of the Company’s common shares on the New York Stock Exchange for the 10 trading days before the date the Company received the redemption notice.  As of December 31, 2007, the calculated aggregate redemption value of outstanding Operating Partnership units based upon the Company’s stock price was approximately $49.4 million.

Number of limited partnership units

As of December 31, 2006	5,198,855
Units issued	—
Units redeemed, May 2007	(15,000)
Units redeemed, June 2007	(60,000)
Units redeemed, August 2007	(43,927)
As of December 31, 2007	5,079,928

In conjunction with the formation of the Company, certain former owners contributed facilities to the operating partnership and received units in the operating partnership concurrently with the closing of the IPO. Limited partners who acquired operating partnership units in the Formation Transactions have the right, effective October 27, 2005, to require the operating partnership to redeem part or all of their operating partnership units for cash or, at the Company’s option, common shares, based upon the fair market value of an equivalent number of common shares for which the operating partnership units would have been redeemed if the Company had assumed and satisfied the operating partnership’s obligation by paying common shares. The market value of the Company’s common shares for this purpose will be equal to the average of the closing trading price of the Company’s common shares on the New York Stock Exchange for the 10 trading days before the day on which the Company received the redemption notice. Upon consummation of the IPO, the carrying value of the net assets of the operating partnership was allocated to minority interests. Pursuant to three contribution agreements and three option exercises in 2005, entities owned by the Company’s former Chief Executive Officer and one of its former Trustees received an aggregate of 1,524,358 operating partnership units for six facilities with a net historical basis of $7.3 million.

In conjunction with the National Self Storage acquisition, National Self Storage received 3,674,497 operating partnership units. As provided in the partnership agreement of the operating partnership, these units are redeemable by the unitholders for cash or, at the Company’s option, common shares, beginning one year after the date of issuance (i.e., effective July 2006), on a one-for-one basis. The National Self Storage acquisition purchase agreement also included a provision which granted the sellers a special redemption right permitting the sellers, under certain circumstances, beginning one year after issuance of the units, to redeem a portion of their units by requiring the Company to purchase, and simultaneously transfer to them, real estate properties to be identified by them at a price equal to the fair value of units redeemed (the “Special Redemption Right”).

The units issued to National Self Storage were considered conditionally redeemable because they were redeemable at the option of the holder with no specified or determinable redemption date. The units had no preference to the Company’s other outstanding operating partnership units. Under the provisions of the Emerging Issues Task Force (“EITF”) Classification and Measurement of Redeemable Securities, D-98R (“EITF D-98R”), the Company classified these units as a separate minority interest line item (“Conditionally Redeemable Operating Partnership Units”) and elected the accretion method under EITF D-98R to record increases or decreases in the redemption value of such units (as of September 30, 2005) as an adjustment to retained earnings over the period from the date of issuance to the earliest redemption date. On October 25, 2005, the sellers in the National Self Storage transaction agreed to terminate the Special Redemption Right, effective as of July 15, 2005 (the first date on which National Self Storage facilities were acquired by the operating partnership under the purchase agreement). Upon termination of the Special Redemption Right, the Company classified these units in minority interest. The amount of accretion recorded through October 25, 2005 was approximately $3.0 million.

8.  RELATED PARTY TRANSACTIONS

Robert J. Amsdell, former Chief Executive Officer and Chairman of the Board of Trustees, retired from the Board effective as of February 13, 2007.  Barry L. Amsdell submitted his letter of resignation from the Board on February 20, 2007.  Effective as of February 19, 2007, Todd C. Amsdell, President of U-Store-It Development LLC, a subsidiary of the Company, resigned.

Amsdell Settlement/Rising Tide Acquisition

On September 14, 2007, the Company settled all pending state and federal court litigation involving the Company and the interests of Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and Kyle Amsdell, son of Robert and brother of Todd Amsdell (collectively, the “Amsdells”), and Rising Tide Development LLC, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell (“Rising Tide”).  The Board of Trustees of the Company, along with the Corporate Governance and Nominating Committee, approved the terms of the settlement.

In addition, on September 14, 2007, the Operating Partnership purchased 14 self-storage facilities from Rising Tide (the “Rising Tide Properties”) for an aggregate purchase price of $121 million pursuant to a purchase and sale agreement.  In connection with the settlement agreement and acquisition of the 14 self storage facilities, the Company considered the provisions of EITF 04-01, Accounting for Pre-existing relationships between the Parties to a Business Combination, and determined that all consideration paid was allocable to the purchase of the storage facilities.

Pursuant to a Settlement Agreement and Mutual Release, dated August 6, 2007, (the “Settlement Agreement”) which was conditioned upon the acquisition of the 14 self-storage facilities from Rising Tide for $121 million, each of the parties to the agreement executed various agreements.  A summary of the various agreements follows:

•                  Standstill Agreement.  Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell agreed that through June 30, 2008, they would not commence or participate in any proxy solicitation or initiate any shareholder proposal; take any action to convene a meeting of shareholders; or take any actions, including making any public or private proposal or announcement, that could result in an extraordinary corporate transaction relating to the Company.

•                  First Amendment to Lease.  The Operating Partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the Operating Partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio.  The First Amendment provided the Operating Partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations.  Separately, Amsdell and Amsdell consented to the Operating Partnership’s proposed sublease to an unrelated party of approximately 22,000 square feet of office space covered by the aforementioned leases.

•                  Termination of Option Agreement.  The Operating Partnership and Rising Tide entered into an Option Termination Agreement that terminated an Option Agreement dated October 27, 2004, by and between the Operating

Partnership and Rising Tide.  The Option Agreement provided the Operating Partnership with an option to acquire Rising Tide’s right, title and interest to 18 properties, including:  the 14 Rising Tide Properties discussed above; three properties that the Operating Partnership acquired in 2005 pursuant to exercise of its option; and one undeveloped property that Rising Tide has the option to acquire and that was not acquired as a part of the purchase and sale agreement.

•                  Termination of Property Management Agreement, and Marketing and Ancillary Services Agreement.  Certain of the Company’s subsidiaries and Rising Tide entered into a Property Management Termination Agreement and a Marketing and Ancillary Services Termination Agreement. Under the Property Management Agreement, the Company provided property management services for the Rising Tide Properties for a fee equal to the greater of 5.35% of the gross revenues of each property or $1,500 per property per month.  Under the Marketing and Ancillary Services Agreement, the Company provided limited marketing and other miscellaneous services for the Rising Tide properties.  Management fees earned by YSI Management LLC, from Rising Tide Development, were approximately $0.4 million, $0.5 million and $0.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, and are included in other related party revenues. Accounts receivable from Rising Tide Development at December 31, 2006 and 2005 were approximately $0.6 million and $0.4 million, respectively, and are included in due from related parties. No amounts were outstanding as of December 31, 2007.  These amounts represent expenses paid on behalf of Rising Tide Development by YSI Management LLC and proceeds from the sale of ancillary items that were reimbursed under standard business terms.  In connection with the termination of the Property Management Agreement, expenses relating to property management will be prorated.

•                  Amendment of Employment and Non-Compete Agreements.  As part of the Settlement Agreement, the Company entered into a Modification of Noncompetition Agreement and Termination of Employment Agreement (each a “Modification of Noncompetition Agreement and Termination of Employment Agreement”) with each of Robert J. Amsdell and Todd C. Amsdell, and a Modification of Noncompetition Agreement (“Modification of Noncompetition Agreement”) with Barry L. Amsdell, which terminates and modifies specific provisions of the noncompetition agreement the Company has with each of them, dated October 27, 2004 (the “Original Noncompetition Agreements”).  The Original Noncompetition Agreements restrict the ability of Robert J., Barry L. and Todd C. Amsdell to compete with the Company for one year and their ability to solicit employees of the Company for two years from the date of their termination of employment or resignation from service as a Trustee.  Pursuant to these modification agreements, Todd C. Amsdell will be able to compete with the Company, and Robert J. and Barry L. Amsdell will be able to (a) develop the one Rising Tide property that the Company did not acquire under the purchase and sale agreement and (b) compete with respect to any property identified as part of a Section 1031 “like-kind exchange” referenced in the purchase and sale agreement.  Further, each Original Noncompetition Agreement was modified to allow each of them to hire, for any purpose, any employee or independent contractor who was terminated, has resigned or otherwise left the employment or other service of the Company or any of its affiliates on or prior to June 1, 2007.

The Modification and Noncompetition Agreement and Termination of Employment Agreement with each of Robert J. Amsdell and Todd C. Amsdell also terminates the employment agreements the Company had with each of them, effective as of February 13, 2007 with respect to Robert J. Amsdell and February 19, 2007 with respect to Todd C. Amsdell.

Additional Acquisitions of Facilities

The Company, in accordance with a contract signed on April 3, 2006, acquired nine self-storage facilities from Jernigan Property Group on July 27, 2006 for consideration of approximately $45.3 million. Our President and Chief Executive Officer, Dean Jernigan, served as President of Jernigan Property Group. Mr. Jernigan has agreed that he will not expand his interest, ownership or activity in the self-storage business. Given Mr. Jernigan’s appointment as a Trustee and the President and Chief Executive Officer of the Company on April 24, 2006, this transaction was subject to review and final approval by a majority of the independent members of the Company’s Board of Trustees.

Construction Services

Historically, the Company engaged Amsdell Construction, a company owned by Robert J. Amsdell and Barry L. Amsdell, to maintain and improve its self-storage facilities.  The total payments incurred by the Company to Amsdell Construction for the years ended December 31, 2006 and 2005 were approximately $42,000 and $304,000, respectively.  The Company did not engage Amsdell Construction during 2007.

Corporate Office Leases

Pursuant to lease agreements that the Operating Partnership entered into with Amsdell and Amsdell during 2005 and 2006, we rented office space from Amsdell and Amsdell at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road, an office building of approximately 18,000 square feet located at 6751 Engle Road, and an office building of approximately 28,000 square feet located at 6779 Engle Road.  Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent Trustees approved the terms of, and entry into, each of the office lease agreements by the Operating Partnership.  The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement, the period for which the Operating Partnership may extend the term of each lease agreement, and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	Period of Extension Option (1)	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
The Parkview Building — 6745 Engle Road; and 6751 Engle Road	21,900	12/31/2014	Five-year	$25,673	$31,205
6745 Engle Road — Suite 100	2,212	12/31/2014	Five-year	$3,051	$3,709
6745 Engle Road — Suite 110	1,731	12/31/2014	Five-year	$2,387	$2,901
6751 Engle Road — Suites C and D	3,000	12/31/2014	Five-year	$3,137	$3,771
6779 Engle Road — Suites G and H	3,500	12/31/2008	Five-year	$3,079	$3,347
6745 Engle Road — Suite 120	1,600	4/30/2007	Three-year	$1,800	$1,900
6779 Engle Road — Suites I and J	3,500	(2)	N/A	$3,700	N/A

(1)         Our operating partnership may extend the lease agreement beyond the termination date by the period set forth in this column at prevailing market rates upon the same terms and conditions contained in each of the lease agreements.

(2)         In June 2007, the Operating Partnership terminated this lease agreement which had a month-to-month term.

In addition to monthly rent, the office lease agreements provide that our Operating Partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space.  The total amounts of lease payments incurred under the six office leases during the years ended December 31, 2007 and December 31, 2006 were approximately $0.4 million and $0.5 million, respectively.

Total future minimum rental payments under the related party lease agreements entered into as of December 31, 2007 are as follows:

Related Party
Amount
(in thousands)

2008	$468
2009	453
2010	453
2011	475
2012	475
2013 and thereafter	998
$3,322

Aircraft Lease

The Company chartered an aircraft from Aqua Sun Investments, L.L.C. (“Aqua Sun”), a company owned by Robert J. Amsdell and Barry L. Amsdell. The Company was under contract pursuant to a timesharing agreement to reimburse Aqua

Sun at the rate of $1,250 for each hour of use of the aircraft and the payment of certain expenses associated with the use of the aircraft. As described in the paragraph below, effective June 30, 2005 the timesharing agreement was terminated by mutual agreement of the parties thereto and was replaced on July 1, 2005 with a non-exclusive aircraft lease agreement with Aqua Sun (the “Aircraft Lease”). The Company’s disinterested Trustees approved the terms of, and the entry into, the non-exclusive aircraft lease agreement by the operating partnership.

The Operating Partnership was able to lease for corporate use from time to time an airplane owned by Aqua Sun at an hourly rate of $1,450 per flight hour. Aqua Sun was responsible for various costs associated with operation of the airplane, including insurance, storage and maintenance and repair, but the Operating Partnership was responsible for fuel costs and the costs of pilots and other cabin personnel required for its use of the airplane. The Aircraft Lease, which was effective as of July 1, 2005, had a one-year term and was terminated on June 30, 2006. The total amounts incurred for such aircraft charters described above by the Company for 2006 and 2005 was approximately $0.1 million and $0.4 million, respectively. No amounts were incurred after June 30, 2006 when the lease was terminated.

Other

During 2006 and 2007, the Company engaged a consultant to assist us in establishing certain development protocols and processes. In connection with that assignment, our outside consultant utilized the services of Dean Jernigan’s son-in-law. Our payments for his son-in-law’s services totaled approximately $149,000 in 2007 and $4,750 in 2006.

The Company engaged Dunlevy Building Systems Inc., a company owned by John Dunlevy, a brother-in-law of Robert J. Amsdell and Barry L. Amsdell, for construction, zoning consultant and general contractor services at certain of its self-storage facilities. The total payments incurred by the Company to Dunlevy Building Systems Inc. for the years ended December 31, 2006 and 2005 were approximately $19,000 and $40,000, respectively.  No amounts were incurred subsequent to June 30, 2006.

The Company engaged Deborah Dunlevy Designs, a company owned by Deborah Dunlevy, a sister of Robert J. Amsdell and Barry L. Amsdell, for interior design services at certain of its self-storage facilities and offices. Total payments incurred by the Company to Deborah Dunlevy Designs for the year ended December 31, 2005 was approximately $56,000.  No amounts were incurred subsequent to December 31, 2005.

Registration Rights

Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the “Amsdell Entities” that acquired common shares or Operating Partnership units in the formation transactions which took place at the time of the IPO received certain registration rights. An aggregate of approximately 9.7 million common shares acquired in the formation transactions were subject to a registration rights agreement (including approximately 1.1 million shares issuable upon redemption of approximately 1.1 million Operating Partnership units issued in the formation transactions).

In addition, Rising Tide Development received registration rights with respect to the Operating Partnership units it received in connection with the Company’s acquisition of three option facilities. An aggregate of approximately 0.4 million common shares (which shares are issuable upon redemption of approximately 0.4 million Operating Partnership units issued in connection with the Company’s option exercises) were subject to a registration rights agreement.

In March 2007, the Company filed a Registration Statement on Form S-3 to satisfy all of the abovementioned registration rights.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments, including cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximates their respective book values at December 31, 2007 and 2006. The Company has fixed interest rate loans with a carrying value of $556.4 million and $588.9 million at December 31, 2007 and 2006, respectively.  The estimated fair values of these fixed rate loans were $533.2 and $569.6 million at December 31, 2007 and 2006, respectively. The Company has variable interest rate loans with a carrying value of $471.1 million and $290.5 million at December 31, 2007 and 2006, respectively.  These estimates are based on discounted cash flow analyses assuming market interest rates for comparable obligations at December 31, 2007 and 2006.

10.  DISCONTINUED OPERATIONS

During 2005, the Company sold four of its storage facilities located in Ohio that were acquired as part of the Liberty Self-Stor Portfolio acquisition for net proceeds of $6.2 million.  No facilities were sold in 2006.  In 2007 the Company sold three properties in South Carolina for $12.8 million and two properties in Arizona for $6.4 million.  During the nine months ended September 30, 2008, the Company sold 16 storage facilities in multiple states, including Alabama, Florida, Lousiana, Mississipi, New Jersey and New York with carrying amounts totaling $30.2 million (primarily consisting of storage facilities, net of accumulated depreciation) for an aggregate amount of $45.1 million and recognized gains of $13.4 million related to these sales.  Additionally, the Company had five storage facilities classified as held for sale at September 30, 2008, one of which is located in Ohio while the remaining four are located in Florida.

The results of operations of the storage facilities through the sale date have been presented in the following table. Interest expense and related amortization of loan procurement costs have been attributed to the sold storage facilities as applicable based upon the transaction and included in discontinued operations.

The results of operations of the nine storage facilities sold during 2005 and 2007, as well as the sixteen storage facilities sold during the nine month period ended September 30, 2008 and the five storage facilities classified as held for sale at September 30, 2008 were as follows:

	For the year ended December 31,
	2007	2006	2005
REVENUES
Rental income	$9,175	$10,400	$9,005
Other property related income	736	736	558
Total revenues	9,911	11,136	9,563
OPERATING EXPENSES
Property operating expenses	4,345	4,461	3,660
Depreciation	2,004	2,129	1,859
Total operating expenses	6,349	6,590	5,519
OPERATING INCOME	3,562	4,546	4,044
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(189)	(497)	(535)
Loan procurement amortization expense	(3)	(26)	(12)
Interest income	5	5	1
Other	—	(3)	—
Total other expense	(187)	(521)	(546)
Income from discontinued operations	3,375	4,025	3,498
Net gain on disposition of discontinued operations	2,517	—	179
Minority interest attributable to discontinued operations	(484)	(333)	(247)
Income from discontinued operations	$5,408	$3,692	$3,430

11.  COMMITMENTS AND CONTINGENCIES

The Company has capital lease obligations for security camera systems with a cost of $2.6 million. These systems are included in equipment in the accompanying balance sheet and are being depreciated over five years.

The Company currently owns one self-storage facility subject to a ground lease and five self-storage facilities having small parcels of land that are subject to ground leases. The Company recorded rent expense of approximately $0.2 million for each of the years ended December 31, 2007, 2006 and 2005, respectively.

Total future minimum rental payments under non-cancelable ground leases and related party office leases in effect as of December 31, 2007 are as follows:

	Third Party Amount	Related Party Amount
	(Dollars in thousands)

2008	$76	$468
2009	50	453
2010	44	453
2011	44	475
2012 and thereafter	155	1,473
	$369	$3,322

The Company has been named as a defendant in a number of lawsuits in the ordinary course of business. In most instances, these claims are covered by the Company’s liability insurance coverage. Management believes that the ultimate settlement of the suits will not have a material adverse effect on the Company’s financial statements.

12.  RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

The Company’s use of derivative instruments is limited to the utilization of interest rate agreements or other instruments to manage interest rate risk exposures and not for speculative purposes. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure, as well as to hedge specific transactions. The counterparties to these arrangements are major financial institutions with which the Company and its subsidiaries may also have other financial relationships. The Company is potentially exposed to credit loss in the event of non-performance by these counterparties. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet these obligations as they come due. The Company does not hedge credit or property value market risks.

The Company has entered into interest rate swap agreements that qualify and are designated as cash flow hedges designed to reduce the impact of interest rate changes on its variable rate debt.   Therefore, the interest rate swaps are recorded in the consolidated balance sheet at fair value and the related gains or losses are deferred in shareholders’ equity as Accumulated Other Comprehensive Loss.  These deferred gains and losses are amortized into interest expense during the period or periods in which the related interest payments affect earnings.  However, to the extent that the interest rate swaps are not perfectly effective in offsetting the change in value of the interest payments being hedged, the ineffective portion of these contracts is recognized in earnings immediately.  Ineffectiveness was immaterial for all periods presented.

The Company formally assesses, both at inception of the hedge and on an on-going basis, whether each derivative is highly-effective in offsetting changes in cash flows of the hedged item. If management determines that a derivative is highly-effective as a hedge, it accounts for the derivative using hedge accounting, pursuant to which gains or losses inherent in the derivative do not impact the Company’s results of operations.  If management determines that a derivative is not highly-effective as a hedge or if a derivative ceases to be a highly-effective hedge, the Company will discontinue hedge accounting prospectively and will reflect in its statement of operations realized and unrealized gains and losses in respect of the derivative.

At December 31, 2007, the Company had interest rate swap agreements for notional principal amounts aggregating $75 million. The swap agreements effectively fix the 30-day LIBOR interest rate on $50 million of credit facility borrowings at 4.7725% per annum and on $25 million of credit facility borrowings at 4.716% per annum, in each case until November 2009.  The interest rate cap agreement effectively limits the interest rate on $40 million of credit facility borrowings at 5.50% per annum until June 2008.

The following table summarizes the terms and fair values of the Company’s derivative financial instruments at December 31, 2007 (in thousands):

		Notional			Fair
Hedge Product	Hedge Type	Amount	Strike	Maturity	Value

Cap	Cash flow	$40,000	5.5000%	6/23/2008
Swap	Cash flow	$50,000	4.7725%	11/20/2009	$(1,038)
Swap	Cash flow	$25,000	4.7160%	11/20/2009	$(493)

13.  SHARE-BASED COMPENSATION PLANS

On May 9, 2007, the Company’s shareholders approved an equity-based employee compensation plan, the 2007 Equity Incentive Plan (the “2007 Plan”). On October 19, 2004, the Company’s sole shareholder approved a share-based employee compensation plan, the 2004 Equity Incentive Plan (the “2004 Plan” and collectively with the 2007 Plan, the “Plans”). The purpose of the Plans are to attract and retain highly qualified executive officers, Trustees and key employees and other persons and to motivate such officers, trustees, key employees and other persons to serve the Company and its affiliates to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plans provide for the grant of share options, share appreciation rights, restricted shares, share units, unrestricted shares, dividend equivalent rights and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals. Share options granted under the Plans may be non-qualified share options or incentive share options.

The Plans are administered by the Compensation Committee of the Company’s Board of Trustees (the “Compensation Committee”), which is appointed by the Board of Trustees. The Compensation Committee interprets the Plans and determines the terms and provisions of option grants and share awards. A total of 3,900,000 and 3,000,000 common shares are reserved for issuance under the 2007 Plan and 2004 Plan, respectively. The maximum number of common shares underlying equity awards that may be granted to an individual participant under the 2004 Plan during any calendar year is 400,000 for options or share appreciation rights and 100,000 for restricted shares or restricted share units, and 500,000 for options or share appreciation rights and 100,000 for restricted shares or restricted share units under the 2007 Plan. The maximum number of common shares that can be awarded under the Plan to any person, other than pursuant to an option, share appreciation rights or time-vested restricted shares, is 250,000 per calendar year under the 2004 Plan.  In addition, under the 2007 Plan, the maximum number of performance awards that may be granted to an executive officer is 100,000 and the maximum amount of performance shares that can be settled in cash and that can be granted in any year is $1.5 million. To the extent that options expire unexercised or are terminated, surrendered or canceled, the options and share awards become available for future grants under the Plans, unless the Plans have been terminated.  Under the Plans, the Compensation Committee determines the vesting schedule of each share award and option. The exercise price for options is equivalent to the fair market value of the underlying common shares at the grant date. The Compensation Committee also determines the term of each option, which shall not exceed 10 years from the grant date.

Share Options

The fair values for options granted in 2006 and 2007 were estimated at the time the options were granted using the Black-Scholes option-pricing model applying the following weighted average assumptions:

Assumptions:	2006	2007
Risk-free interest rate	5.0%	4.7%
Expected dividend yield	6.3%	5.9%
Volatility	20.3%	21.2%
Weighted average expected life of the options	7.5 years	9.4 years
Weighted average fair value of options granted per share	$2.10	$2.40

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Volatility for the 2006 and 2007 grants was based on the trading history of the Company’s shares.

In 2007, 2006 and 2005, the Company recognized compensation expense related to options issued to employees and executives of approximately $0.9 million, $0.4 million and $0.5 million, respectively, which was recorded in General and administrative expense. As of December 31, 2007, the Company had approximately $2.9 million of unrecognized compensation cost related to unvested stock options that will be recorded over the next five years.

The table below summarizes the option activity under the Plan for the years ended December 31, 2007, 2006 and 2005:

			Weighted Average
	Number of Shares	Weighted Average	Remaining
	Under Option	Exercise Price	Contractual Term
Balance at December 31, 2004	938,500	$16.00	9.83
Options granted	—	—	—
Options canceled	(39,500)	16.00	—
Options exercised	—	—	—
Balance at December 31, 2005	899,000	$16.00	8.83
Options granted	867,500	18.38	10.00
Options canceled	(301,333)	16.00	—
Options exercised	(186,667)	16.00	8.36
Balance at December 31, 2006	1,278,500	$17.62	8.92
Options granted	960,271	19.82	9.24
Options canceled	(322,000)	16.21	—
Options exercised	—	—	—
Balance at December 31, 2007	1,916,771	$18.95	8.74

Vested or expected to vest at December 31, 2007	1,916,771	18.95	8.74
Exercisable at December 31, 2007	208,164	17.98	8.17

At December 31, 2007, the aggregate intrinsic value of options outstanding, of options that vested or expected to vest and of options that were exercisable was $0.0 million.

Restricted Shares

The Company applies the fair value method of accounting for contingently issued shares.  As such, each grant is recognized ratably over the related vesting period.  Approximately 124,000 restricted shares were issued during 2007 for which the fair value of the restricted shares at their respective grant dates was approximately $1.9 million.  During 2006, approximately 74,000 restricted shares were issued for which the fair value of the restricted shares at their respective grant dates was approximately $1.3 million.  As of December 31, 2007 the Company had approximately $1.3 million of remaining unrecognized compensation costs related to 2007 restricted share issuances that will be recognized over the next five years.

On December 22, 2005, 163,677 restricted share units were granted to certain executives.  The restricted share units were granted in the form of deferred share units, entitling the holders thereof to receive common shares at a future date. Holders of the deferred share units are not entitled to any of the rights of a shareholder with respect to the deferred share units unless and until the common shares relating to the deferred share unit award have been delivered to such holder. However, the holders of the deferred share units are entitled to receive dividend equivalent payments, upon the Company’s payment of a cash dividend on outstanding common shares.

The shares were equally divided between time-vesting shares and market-based shares with values of $20.62 and $13.82 per share, respectively.   The fair value of the restricted share units at grant date was approximately $3.0 million.  The Company used a Monte Carlo simulation analysis to estimate the fair value of the market-based shares. The time-vesting shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date. The market-based shares vest ratably over a five-year period, one-fifth per year on each of the first five anniversaries of the grant date if the average annual total shareholder return for the Company equals or exceeds ten percent. Additionally, any market-

based shares that do not vest on a previous anniversary will vest on a subsequent anniversary date if the average annual total shareholder return from grant date equals or exceeds ten percent. Certain restricted share units awarded to the former Chief Executive Officer vest upon his retirement from the Company and since he reached the retirement age set forth in his award agreement prior to December 31, 2005, Robert J. Amsdell’s 72,745 restricted shares, valued at approximately $1.5 million, were recognized as share compensation expense in 2005.  During 2006, certain unvested shares vested early related to the termination of several executives under the terms of their respective employment agreements.  Accordingly, the Company recognized the related compensation expense in 2006.  As of December 31, 2006 the Company had no remaining unrecognized compensation cost related to the December 22, 2005 restricted share units.

The fair value for restricted share units granted in 2005 and 2007 were estimated at the time the units were granted. Awards that contain a market feature were valued using a Monte Carlo-pricing model applying the following weighted average assumptions:

Assumptions:	2005	2007
Risk-free interest rate	4.69%	4.50%
Volatility of total annual return	19.0%	19.0%
Weighted average expected life of the units	5 years	3 years
Weighted average fair value of units granted	$18.73	$11.70

In May 2005, the Company implemented the Deferred Trustees Plan, a component of the Plan, upon the approval of the Company’s Board of Trustees. Pursuant to the terms of the Deferred Trustees Plan, each non-employee member of the Board of Trustees may elect to receive all of his annual cash retainers and meeting fees payable for service on the Board of Trustees or any committee of the Board of Trustees in the form of either all common shares or all deferred share units.

Pursuant to the terms of the Deferred Trustees Plan, under the equity incentive plan, certain Trustees elected to receive their Board of Trustee fees in 2005 and 2006 in the form of deferred share units. On December 31, 2006 an aggregate of 8,564 deferred share units were granted to those Trustees and were valued at $20.55 per share and on December 31, 2005 and aggregate of 3,876 deferred share units were granted and were valued at $21.05 per share.

During 2004, there were an aggregate of 20,315 restricted shares granted to our Trustees. The restricted shares were granted on October 27, 2004 and were valued at a price of $16.00 per share. The value of the restricted shares was recognized as compensation expense over the vesting or service period during 2004 and 2005.

In 2007, 2006 and 2005, the Company recognized compensation expense related to restricted shares and restricted share units issued to employees and Trustees of approximately $1.1 million, $0.7 million and $1.7 million, respectively; these amounts were recorded in General and administrative expense. Included in compensation expense for 2005 is approximately $1.5 million which represents the vested portion of the fair value of the restricted share units granted of 163,677 at a range of $13.82 to $20.62 per restricted share units to certain members of the Company’s management team. The following table presents non-vested restricted share activity during 2007:

Number of Non-
Vested Restricted
Shares
Non-Vested at January 1, 2007	104,854
Granted	124,121
Vested	(18,820)
Forfeited	(32,084)
Non-Vested at December 31, 2007	178,071

14.  EARNINGS PER SHARE AND SHAREHOLDERS’ EQUITY

The following is a summary of the elements used in calculating basic and diluted earnings per share:

	For the year ended December 31,
	2007	2006	2005
	(Dollars and shares in thousands, except per share amounts)

Loss from continuing operations	$(18,485)	$(12,243)	$(1,862)
Income from discontinued operations	5,408	3,692	3,430
Net income (loss) attributable to common shares	$(13,077)	$(8,551)	$1,568

Weighted-average basic shares outstanding	57,497	57,287	42,120
Share options and restricted share units (1)	—	—	—

Weighted-average diluted shares outstanding	57,497	57,287	42,120

Income (loss) per Common Share:
Continuing operations	$(0.32)	$(0.21)	$(0.04)
Discontinued operations	0.10	0.06	0.08
	$(0.22)	$(0.15)	$0.04

(1) For the years ended December 31, 2007, 2006 and 2005 the potentially dilutive shares of approximately 22,000, 121,000 and 83,000, respectively, were not included in the earnings per share calculation as their effect is antidilutive.

The operating partnership units and common shares have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the operating partnership. An operating partnership unit may be redeemed for cash, or at the Company’s option, common shares on a one-for-one basis. Outstanding minority interest units in the operating partnership were 5,079,928 as of December 31, 2007. There were 57,577,232 common shares outstanding as of December 31, 2007.

15.  INCOME TAXES

Deferred income taxes are established for temporary differences between financial reporting basis and tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes that it is more likely than not that all or some portion of the deferred tax asset will not be realized. No valuation allowance was recorded at December 31, 2007 or 2006. The Company had net deferred tax assets of $0.5 million and $0.3 million, which are included in other assets, as of December 31, 2007 and 2006, respectively. The Company believes it is more likely than not the tax assets will be realized.

	For the year ended December 31,
	2007	2006	2005
Income tax provision
Current:
U.S. Federal	$—	$—	$—

Deferred:
U.S. Federal	(0.1)	(0.2)	—

Income tax provision	$(0.1)	$(0.2)	$—

Effective income tax rate
Statutory federal income tax rate	34.0%	34.0%	34%
State and local income taxes	4.0%	2.6%	9%
Effective income tax rate	38.0%	36.6%	43%

	As of December 31,
	2007		2006		2005
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Deferred taxes
Share based compensation	$0.7	$0.6	$0.8	$0.8	$1.6	$1.6
Other	0.4	—	0.3	—	0.1	—
Deferred taxes	$1.1	$0.6	$1.1	$0.8	$1.7	$1.6

16.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

During 2006, the Company acquired 60 self-storage facilities for an aggregate purchase price of approximately $362.4 million.  During 2007, the Company acquired 17 self-storage facilities for an aggregate purchase price of approximately $140.5 million and sold three properties for an aggregate purchase price of approximately $19.1 million.

The unaudited condensed consolidated pro forma financial information set forth below reflects adjustments to the Company’s historical financial data to give effect to each of the acquisitions, dispositions and related financing activity (including the issuance of common shares) that occurred subsequent to January 1, 2006 as if each had occurred on January 1 of each respective year.  The unaudited pro forma information presented below does not purport to represent what the Company’s actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations.

The following table summarizes, on a pro forma basis, our consolidated results of operations for the years ended December 31, 2007 and 2006 based on the assumptions described above:

	2007	2006
	(unaudited)
	(in thousands, except per share data)

Pro forma revenue	$227,296	$220,561
Pro forma loss from continuing operations	$(27,919)	$(30,556)
Loss per common share from continuing operations
Basic and diluted — as reported	$(0.32)	$(0.21)
Basic and diluted — as pro forma	$(0.49)	$(0.53)

17.  ASSET IMPAIRMENT AND INSURANCE RECOVERIES

As a result of hurricanes that occurred during the third quarter of 2005, the Company incurred damage at certain of its self-storage facilities located in Alabama, Louisiana and Mississippi. Under the provisions of SFAS No. 144, “Accounting for the Impairment of or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company determined that there were indicators of impairment and accordingly tested the assets for recoverability. After an assessment of the damage sustained at the Waveland, Mississippi facility, the Company determined that a charge for impairment of approximately $2.3 million was required because the estimated undiscounted future cash flows did not support the carrying value of the assets. The Company expected that insurance proceeds from its comprehensive insurance for property damage would satisfy the entire loss incurred, and in 2005 appropriately recorded the impairment charge and an offsetting insurance recovery of $2.3 million, of which $0.5 million was received in October 2005. The related insurance receivable was included in other assets as of December 31, 2005, and the asset impairment charge and related insurance recovery were presented net in operating expenses for the year ended December 31, 2005.  During 2006, insurance proceeds were sufficient to cover the insurance receivable and there is no balance remaining as of December 31, 2006.  During 2007 the Company recorded $0.4 million of impairment charges related to property damage incurred at six properties as a result of either a fire or flood.

18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly financial information for the years ended December 31, 2007 and 2006 (in thousands, except per share data):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
Total revenues	$52,850	$53,978	$55,992	$58,001
Total operating expenses	$44,377	$43,379	$47,320	$50,523
Net income (loss)	$(3,358)	$295	$(4,130)	$(5,884)
Basic and diluted loss per share	$(0.06)	$—	$(0.07)	$(0.10)

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006

Total revenues	$45,426	$50,771	$53,374	$52,453
Total operating expenses	$37,634	$39,583	$44,448	$45,683
Net income (loss)	$(1,625)	$724	$(1,962)	$(5,688)
Basic and diluted earnings (loss) per share	$(0.03)	$0.01	$(0.03)	$(0.10)

19.  LEASE ABANDONMENT CHARGE

In August 2007, the Company abandoned certain office space in Cleveland, OH that was previously used for its corporate offices.  The related leases have expiration dates ranging from December 31, 2008 through December 31, 2014. Upon vacating the space, the Company entered into a sub-lease agreement with a sub-tenant to lease the majority of the space for the duration of the term.

As a result of this exit activity, the Company recognized a “Lease abandonment charge” of $1.3 million during 2007.  The charge is comprised of approximately $0.8 million of costs that represent the present value of the net cash flows associated with leases and the sub-lease agreement (“Contract Termination Costs”) and approximately $0.5 million of costs associated with the write-off of certain assets related to the abandoned space (“Other Associated Costs”).  The Contract Termination Costs of $0.8 million are presented as “Accounts payable and accrued rent” and the Other Associated Costs of $0.5 million were accounted for as a reduction of “Storage facilities.”  The Company will amortize the Contract Termination Costs against rental expense over the remaining life of the respective leases.

U-STORE-IT

SCHEDULE III

REAL ESTATE AND RELATED DEPRECIATION

DECEMBER 31, 2007

(in thousands)

						Gross Carrying Amount
			Initial Cost			at December 31, 2007
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Mobile I, AL	65,198		$149	$1,429	$636	$225	$1,989	$2,214	$636	1997
Mobile II, AL	129,260	(A)	226	2,524	1,165	301	3,583	3,883	1,238	1997
Mobile III, AL	43,125		167	1,849	320	237	2,100	2,336	591	1998
Chandler, AZ	47,520		327	1,257	235	327	1,492	1,819	201	2005
Glendale, AZ	56,830		201	2,265	864	418	2,911	3,330	735	1998
Green Valley, AZ	25,200	(B)	298	1,153	89	298	1,242	1,540	167	2005
Mesa I, AZ	52,375		920	2,739	103	921	2,841	3,762	324	2006
Mesa II, AZ	45,295		731	2,176	127	731	2,303	3,034	265	2006
Mesa III, AZ	58,264		706	2,101	128	706	2,210	2,935	256	2006
Phoenix I, AZ	100,887		1,134	3,376	188	1,135	3,512	4,699	403	2006
Phoenix II, AZ	45,270		756	2,251	128	756	2,379	3,136	273	2006
Scottsdale, AZ	80,925		443	4,879	1,558	883	5,998	6,880	1,504	1998
Tempe, AZ	54,000	(A)	749	2,159	118	749	2,277	3,027	290	2005
Tucson I, AZ	59,350		188	2,078	820	384	2,703	3,086	667	1998
Tucson II, AZ	43,950		188	2,078	833	391	2,708	3,099	666	1998
Tucson III, AZ	49,822	(C)	532	2,048	105	533	2,153	2,686	291	2005
Tucson IV, AZ	47,840	(C)	674	2,595	144	675	2,739	3,413	369	2005
Tucson V, AZ	45,160	(C)	515	1,980	160	515	2,140	2,655	286	2005
Tucson VI, AZ	40,778	(C)	440	1,692	127	440	1,819	2,259	250	2005
Tucson VII, AZ	52,738	(C)	670	2,576	197	670	2,772	3,442	365	2005
Tucson VIII, AZ	46,800	(C)	589	2,265	90	589	2,354	2,943	317	2005
Tucson IX, AZ	67,656	(C)	724	2,786	223	725	3,009	3,734	392	2005
Tucson X, AZ	46,350	(C)	424	1,633	72	425	1,705	2,129	233	2005
Tucson XI, AZ	42,800	(C)	439	1,689	131	439	1,820	2,259	243	2005
Tucson XII, AZ	42,375	(C)	671	2,582	134	672	2,716	3,387	364	2005
Tucson XIII, AZ	45,792	(C)	587	2,258	95	587	2,352	2,940	317	2005
Tucson XIV, AZ	49,470		707	2,721	112	708	2,833	3,540	379	2005
Apple Valley I, CA	73,340	(D)	140	1,570	1,500	476	2,733	3,210	645	1997
Apple Valley II, CA	62,115	(E)	160	1,787	1,165	431	2,681	3,112	678	1997
Benicia, CA	74,920		2,392	7,028	118	2,392	7,146	9,538	850	2005
Bloomington I, CA	28,550		42	463	422	100	827	927	228	1997
Bloomington II, CA	25,860		54	604	414	144	928	1,072	236	1997
Cathedral City, CA	129,048		2,194	10,046	100	2,195	10,145	12,340	1,044	2006
Citrus Heights, CA	75,620	(C)	1,633	4,793	89	1,634	4,882	6,516	671	2005
Diamond Bar, CA	103,228		2,522	7,404	142	2,524	7,541	10,068	1,043	2005
Escondido, CA	143,145		3,040	11,804	(781)	3,040	10,238	14,063	198	2007
Fallbrook, CA	46,370	(F)	133	1,492	1,455	432	2,648	3,080	609	1997
Hemet, CA	66,040	(D)	125	1,396	1,262	417	2,367	2,783	567	1997
Highland I, CA	76,765	(D)	215	2,407	1,893	582	3,933	4,515	981	1997
Highland II, CA	62,257		1,277	5,847	134	1,277	5,981	7,258	611	2006
Lancaster, CA	61,275	(E)	390	2,247	890	556	2,971	3,527	726	2001
Long Beach, CA	125,213		3,138	14,368	189	3,138	14,557	17,696	1,500	2006
Murrieta, CA	49,895		1,883	5,532	151	1,903	5,663	7,566	678	2005
North Highlands, CA	57,244	(C)	868	2,546	185	868	2,731	3,598	363	2005
Orangevale, CA	50,492	(C)	1,423	4,175	117	1,423	4,291	5,714	587	2005
Palm Springs I, CA	72,775		1,565	7,164	100	1,566	7,263	8,829	750	2006
Palm Springs II, CA	122,745		2,131	9,758	152	2,132	9,909	12,041	1,020	2006
Pleasanton, CA	82,415		2,799	8,222	42	2,799	8,264	11,063	984	2005
Rancho Cordova, CA	53,928	(C)	1,094	3,212	162	1,095	3,374	4,469	457	2005
Redlands, CA	62,805	(F)	196	2,192	1,123	449	3,063	3,511	853	1997
Rialto, CA	57,371		899	4,118	86	899	4,204	5,103	434	2006
Rialto II, CA	99,393		277	3,098	1,589	672	4,293	4,964	1,161	1997
Riverside I, CA	27,485		42	465	474	141	841	981	222	1997
Riverside II, CA	20,420		42	423	336	114	687	801	177	1997
Riverside III, CA	46,809		91	1,035	964	310	1,780	2,090	402	1998
Riverside IV, CA	67,320		1,351	6,183	74	1,351	6,257	7,608	646	2006
Riverside V, CA	85,521		1,170	5,359	144	1,170	5,502	6,673	566	2006
Riverside VI, CA	74,900	(K)	1,040	4,119	(190)	1,040	3,738	4,969	70	2007
Roseville, CA	59,944	(C)	1,284	3,767	180	1,284	3,947	5,231	528	2005
Sacramento I, CA	50,764	(C)	1,152	3,380	136	1,152	3,514	4,668	480	2005
Sacramento II, CA	61,890	(C)	1,406	4,128	77	1,407	4,205	5,612	579	2005
San Bernardino I, CA	47,350		67	748	826	217	1,424	1,641	334	1997
San Bernardino II, CA	83,278	(F)	152	1,704	1,298	450	2,703	3,154	688	1997
San Bernardino III, CA	31,070	(A)	51	572	1,037	182	1,478	1,660	391	1997
San Bernardino IV, CA	57,245	(F)	152	1,695	1,604	444	3,007	3,451	881	1997
San Bernardino V, CA	41,646	(A)	112	1,251	1,077	306	2,135	2,440	644	1997
San Bernardino VI, CA	35,671	(A)	98	1,093	884	242	1,813	2,075	575	1997

						Gross Carrying Amount
			Initial Cost			at December 31, 2007
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
San Bernardino VII, CA	83,507	(E)	$1,872	$5,391	$34	$1,872	$5,426	$7,297	$835	2005
San Bernardino VIII, CA	56,820		783	3,583	138	783	3,721	4,504	382	2006
San Bernardino IX, CA	117,928		1,205	5,518	119	1,205	5,636	6,841	581	2006
San Bernardino X, CA	78,839		1,475	6,753	185	1,476	6,937	8,413	711	2006
San Bernardino XI, CA	112,154			1,691	165	1,692	7,905	9,597	814	2006
San Marcos, CA	37,430	(G)	775	2,288	48	776	2,335	3,111	322	2005
Santa Ana, CA	65,528		1,223	5,600	144	1,223	5,744	6,967	588	2006
South Palmetto, CA	80,505		292	3,289	1,818	688	4,711	5,399	1,076	1998
South Sacramento, CA	52,290	(C)	790	2,319	109	791	2,428	3,219	334	2005
Spring Valley, CA	55,070		1,178	5,394	285	1,178	5,679	6,857	577	2006
Sun City, CA	38,435		140	1,579	894	324	2,289	2,613	554	1998
Temecula I, CA	81,740		660	4,735	1,104	911	5,588	6,499	1,252	1998
Temecula II, CA	84,580	(K)	3,080	5,839	(103)	3,080	5,626	8,815	104	2007
Thousand Palms, CA	76,336		1,493	6,835	263	1,493	7,098	8,591	728	2006
Vista I, CA	74,405	(D)	711	4,076	2,032	1,118	5,701	6,819	1,298	2001
Vista II, CA	147,721		4,629	13,599	54	4,629	13,653	18,282	1,624	2005
Walnut, CA	50,708		1,578	4,635	173	1,595	4,792	6,386	568	2005
West Sacramento, CA	39,715		1,222	3,590	81	1,222	3,671	4,893	433	2005
Westminster, CA	68,048	(G)	1,740	5,142	111	1,743	5,250	6,993	727	2005
Yucaipa, CA	77,560	(F)	198	2,221	1,454	525	3,348	3,873	860	1997
Aurora I, CO	75,867	(C)	1,343	2,986	181	1,343	3,167	4,510	446	2005
Aurora II, CO	57,753		736	1,637	254	736	1,891	2,627	244	2005
Aurora III, CO	28,730		352	783	159	352	942	1,294	122	2005
Aurora IV, CO	49,700		752	3,066	108	753	3,173	3,927	356	2006
Boulder I, CO	47,296		1,005	4,095	209	1,005	4,304	5,309	421	2006
Boulder II, CO	101,245		2,556	10,416	180	2,556	10,596	13,152	1,029	2006
Boulder III, CO	80,174		1,370	5,581	149	1,370	5,730	7,100	558	2006
Boulder IV, CO	95,148		2,102	8,563	135	2,102	8,699	10,800	845	2006
Colorado Springs I, CO	47,975		771	1,717	160	771	1,877	2,648	242	2005
Colorado Springs II, CO	62,400	1,999	657	2,674	162	656	2,837	3,493	233	2006
Denver I, CO	58,050		1,105	2,459	109	1,105	2,568	3,673	334	2005
Denver II, CO	59,200		673	2,741	104	674	2,845	3,518	322	2006
Denver III, CO	63,700		732	2,982	127	733	3,108	3,841	352	2006
Englewood, CO	51,000		981	2,183	115	981	2,298	3,278	305	2005
Federal Heights, CO	54,770	(C)	878	1,953	80	879	2,032	2,911	291	2005
Golden, CO	87,832	(C)	1,683	3,744	205	1,684	3,948	5,632	551	2005
Littleton I , CO	53,490	(C)	1,268	2,820	118	1,268	2,938	4,206	411	2005
Littleton II, CO	46,175		1,121	2,495	127	1,121	2,622	3,743	346	2005
Northglenn, CO	52,102	(C)	862	1,917	103	862	2,791	2,882	288	2005
Bloomfield, CT	48,700		78	880	2,193	360	3,166	3,151	675	1997
Branford, CT	49,079		217	2,433	1,021	504		3,671	1,043	1995
Bristol, CT	47,825	(E)	1,819	3,161	53	1,819	3,213	5,033	529	2005
East Windsor, CT	45,900	(A)	744	1,294	239	744	1,519	2,278	236	2005
Enfield, CT	52,775	(D)	424	2,424	282	473	2,657	3,130	923	2001
Gales Ferry, CT	54,230		240	2,697	1,312	489	3,760	4,249	1,247	1995
Manchester I, CT	47,125	(D)	540	3,096	292	563	3,365	3,928	1,120	2002
Manchester II, CT	52,725	(E)	996	1,730	83	996	1,811	2,809	293	2005
Milford, CT	44,885		87	1,050	1,049	274	1,912	2,186	529	1994
Monroe, CT	58,500	(E)	2,004	3,483	439	2,004	3,837	5,926	605	2005
Mystic, CT	50,800		136	1,645	1,692	410	3,030	3,473	854	1994
Newington I, CT	42,620	(E)	1,059	1,840	64	1,059	1,904	2,962	312	2005
Newington II, CT	35,810	(E)	911	1,584	60	911	1,644	2,555	272	2005
Old Saybrook I, CT	87,700	(E)	3,092	5,374	218	3,092	5,592	8,684	918	2005
Old Saybrook II, CT	26,425	(E)	1,135	1,973	110	1,135	2,083	3,218	343	2005
South Windsor, CT	71,725		90	1,127	1,041	272	1,985	2,258	538	1994
Stamford, CT	28,957	(E)	1,941	3,374	52	1,941	3,426	5,367	565	2005
Boca Raton, FL	37,958	(F)	529	3,054	1,456	813	4,226	5,039	1,196	2001
Boynton Beach I, FL	62,013	(E)	667	3,796	1,581	958	5,086	6,044	1,478	2001
Boynton Beach II, FL	61,841	(A)	1,030	2,968	192	1,030	3,160	4,190	440	2005
Bradenton I, FL	68,502		1,180	3,324	115	1,180	3,439	4,619	558	2004
Bradenton II, FL	87,760		1,931	5,561	239	1,931	5,801	7,731	938	2004
Cape Coral, FL	76,592	(F)	472	2,769	2,261	830	4,672	5,502	1,341	2000
Dania Beach, FL	183,393		3,584	10,324	369	3,584	10,685	14,277	1,747	2004
Dania, FL	58,270		205	2,068	1,302	481	3,094	3,575	872	1994
Davie, FL	81,035	(D)	1,268	7,183	603	1,373	7,682	9,054	2,452	2001
Deerfield Beach, FL	57,600	(A)	946	2,999	1,799	1,311	4,433	5,744	902	1998
DeLand, FL	37,552		113	1,258	734	286	1,819	2,105	427	1998
Delray Beach, FL	67,809	(A0	798	4,539	562	883	5,017	5,899	1,644	2001
Fernandina Beach, FL	111,030		189	2,111	3,346	523	3,871	5,646	1,314	1996
Ft. Lauderdale, FL	70,596	(D)	937	3,646	2,202	1,384	5,401	6,785	1,134	1999
Ft. Myers, FL	67,546	(A)	303	3,329	334	328	3,637	3,966	1,213	1998
Gulf Breeze, FL	79,449		2,035	5,863	76	2,035	5,940	7,975	686	2005
Jacksonville I, FL	80,401		1,862	5,362	31	1,862	5,392	7,255	602	2005
Jacksonville II, FL	65,020		950	7,004	(666)	950	5,671	7,288	114	2007
Jacksonville III, FL	65,603		860	7,409	(571)	860	6,267	7,699	123	2007
Jacksonville IV, FL	78,604	(K)	870	8,049	(40)	870	7,965	8,878	145	2007
Jacksonville V, FL	81,860		1,220	8,210	(533)	1,220	7,141	8,897	138	2007
Lake Worth, FL	163,683	(F)	183	6,597	5,149	183	11,746	11,929	3,926	1998
Lakeland I, FL	48,911	(A)	81	896	940	256	1,661	1,917	606	1994
Lakeland II, FL	47,680		49	551	487	103	983	1,087	307	1996

						Gross Carrying Amount
			Initial Cost			at December 31, 2007
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Leesburg, FL	59,840		$96	$1,079	$786	$214	$1,257	$1,961	$542	1997
Kendall, FL	75,395	(K)	2,350	8,106	(765)	2,350	6,573	9,691	133	2007
Lutz I, FL	72,495		901	2,478	78	901	2,556	3,457	419	2004
Lutz II, FL	69,292		992	2,868	115	992	2,983	3,975	482	2004
Margate I, FL	54,405	(A)	161	1,763	1,551	399	3,076	3,475	869	1994
Margate II, FL	65,168		132	1,473	1,667	383	2,889	3,272	731	1996
Merrit Island, FL	50,427	(A)	716	2,983	433	796	3,336	4,132	963	2000
Miami I, FL	46,925	(D)	179	1,999	1,566	484	3,261	3,744	1,007	1995
Miami II, FL	57,040		188	2,052	656	286	2,609	2,896	873	1994
Miami III, FL	67,060	(E)	253	2,544	1,339	561	3,575	4,136	1,039	1994
Miami IV, FL	58,315		193	2,174	1,786	516	3,638	4,153	1,107	1995
Miami V, FL	78,465		193	2,165	981	364	2,974	3,339	881	1995
Miami VI, FL	150,510		4,577	13,185	148	4,577	13,333	17,910	1,540	2005
Naples I, FL	48,050		90	1,010	2,238	270	3,067	3,338	848	1996
Naples II, FL	65,850	(E)	148	1,652	4,119	558	5,361	5,919	1,292	1997
Naples III, FL	81,145	(A)	139	1,561	3,632	598	4,734	5,332	1,608	1997
Naples IV, FL	40,975		262	2,980	442	407	3,277	3,684	900	1998
Ocala, FL	41,891		55	558	526	155	985	1,139	279	1994
Ocoee, FL	76,250		1,286	3,705	78	1,286	3,783	5,069	523	2005
Orange City, FL	59,636		1,191	3,209	60	1,191	3,269	4,460	538	2004
Orlando I, FL	52,170		187	2,088	450	240	2,485	2,725	943	1997
Orlando II, FL	62,864	(E)	1,589	4,576	35	1,589	4,610	6,199	650	2005
Orlando III, FL	104,165		1,209	7,768	124	1,209	7,892	9,102	645	2006
Oviedo, FL	49,256		440	2,824	127	440	2,844	3,391	241	2006
Pembroke Pines, FL	67,337	(D)	337	3,772	2,555	953	5,711	6,664	1,403	1997
Royal Palm Beach I, FL	98,961	(F)	205	2,148	2,620	741	4,232	4,973	1,196	1994
Royal Palm Beach II, FL	81,515	(K)	1,640	8,607	(511)	1,640	7,582	9,736	146	2007
Sanford, FL	61,810		453	2,911	77	453	2,989	3,442	245	2006
Sarasota, FL	70,788	(A)	333	3,656	1,068	529	4,528	5,057	1,407	1998
St. Augustine, FL	59,670		135	1,515	3,042	383	4,308	4,692	1,114	1996
Stuart I, FL	41,324		154	1,726	1,154	319	2,704	3,034	893	1997
Stuart II, FL	86,924	(E)	324	3,625	2,365	685	5,629	6,314	1,433	1997
SW Ranches, FL	64,955		1,390	7,598	(889)	1,390	5,818	8,099	121	2007
Tampa I, FL	60,700		124	1,252	453	220	1,610	1,829	513	1994
Tampa II, FL	55,997		330	1,887	475	330	2,350	2,692	728	2001
Tampa III, FL	83,788		2,670	6,249	(532)	2,670	5,182	8,387	103	2007
Vero Beach, FL	50,390		159	1,783	404	259	2,087	2,346	349	1998/1997
West Palm Beach I, FL	67,973	2,359	719	3,420	1,436	835	4,740	5,575	1,518	2001
West Palm Beach II, FL	93,764		2,129	8,671	188	2,129	8,859	10,988	1,665	2004
Alpharetta, GA	90,485	(F)	806	4,720	867	967	5,426	6,393	1,968	2001
Austell , GA	83,615		1,635	4,711	135	1,643	4,838	6,481	353	2006
Decatur, GA	148,480		616	6,776	(99)	616	6,677	7,293	1,900	1998
Norcross, GA	85,390	(D)	514	2,930	659	632	3,470	4,103	1,019	2001
Peachtree City, GA	49,845	1,746	435	2,532	519	529	2,957	3,486	885	2001
Smyrna, GA	56,820	(F)	750	4,271	113	750	4,384	5,134	1,496	2001
Snellville, GA	79,950		1,660	4,781	91	1,660	4,872	6,532	251	2007
Suwanee I, GA	85,450		1,737	5,010	86	1,737	5,096	6,832	261	2007
Suwanee II, GA	79,640	(K)	800	6,942	(336)	800	6,268	7,406	119	2007
Addison, IL	31,275	(I)	428	3,531	167	428	3,698	4,126	590	2004
Aurora, IL	73,845		644	3,652	41	644	3,693	4,337	608	2004
Bartlett, IL	51,525		931	2,493	67	931	2,560	3,491	419	2004
Hanover, IL	41,174	(E)	1,126	2,197	71	1,126	2,268	3,394	373	2004
Bellwood, IL	86,575	(E)	1,012	5,768	519	1,012	6,287	7,299	2,087	2001
Des Plaines, IL	74,600	(I)	1,564	4,327	157	1,564	4,484	6,048	727	2004
Elk Grove Village, IL	64,304	(I)	1,446	3,535	201	1,446	3,736	5,182	615	2004
Glenview, IL	100,115	(I)	3,740	10,367	100	3,740	10,467	14,207	1,713	2004
Gurnee, IL	80,300	(I)	1,521	5,440	183	1,521	5,623	7,144	915	2004
Harvey, IL	60,315	(I)	869	3,635	46	869	3,681	4,550	606	2004
Joliet, IL	74,350	(I)	547	4,704	59	547	4,763	5,310	782	2004
Kildeer, IL	46,475	(I)	2,102	2,187	82	2,102	2,269	4,371	368	2004
Lombard, IL	57,736	(I)	1,305	3,938	488	1,305	4,426	5,731	696	2004
Mount Prospect, IL	65,000	(I)	1,701	3,114	79	1,701	3,193	4,894	520	2004
Mundelein, IL	44,700	(I)	1,498	2,782	74	1,498	2,856	4,354	471	2004
North Chicago, IL	53,300	(I)	1,073	3,006	161	1,073	3,167	4,240	510	2004
Plainfield I, IL	53,900		1,770	1,715	133	1,770	1,848	3,618	304	2004
Plainfield II, IL	52,100		694	2,000	103	694	2,103	2,797	294	2005
Schaumburg, IL	31,235		538	645	94	538	739	1,277	127	2004
Streamwood, IL	64,305	(A)	1,447	1,662	152	1,447	1,814	3,261	300	2004
Warrensville, IL	48,796	(A)	1,066	3,072	89	1,066	3,161	4,228	428	2005
Waukegan, IL	79,750	(I)	1,198	4,363	94	1,198	4,457	5,655	732	2004
West Chicago, IL	48,475	(E)	1,071	2,249	125	1,071	2,374	3,445	385	2004
Westmont, IL	53,700	(I)	1,155	3,873	41	1,155	3,914	5,069	643	2004
Wheeling I, IL	54,210	(A)	857	3,213	137	857	3,350	4,207	551	2004
Wheeling II, IL	67,825	(I)	793	3,816	175	793	3,991	4,784	650	2004
Woodridge, IL	50,725	(I)	943	3,397	50	943	3,447	4,390	568	2004
Indianapolis I, IN	43,600	(I)	1,871	1,230	65	1,871	1,295	3,166	220	2004
Indianapolis II, IN	44,900	(I)	669	2,434	68	669	2,502	3,171	423	2004
Indianapolis III, IN	60,850	(I)	1,229	2,834	40	1,229	2,874	4,103	473	2004

						Gross Carrying Amount
			Initial Cost			at December 31, 2007
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Indianapolis IV, IN	68,250		$641	$3,154	$4	$552	$3,247	$3,799	$533	2004
Indianapolis V, IN	74,825	(I)	2,138	3,633	131	2,138	3,764	5,902	610	2004
Indianapolis VI, IN	73,353	(A)	406	3,496	151	406	3,647	4,053	589	2004
Indianapolis VII, IN	91,807	(I)	908	4,755	348	908	5,103	6,011	820	2004
Indianapolis VIII, IN	80,140	(I)	887	3,548	101	887	3,649	4,536	599	2004
Indianapolis IX, IN	61,732	(I)	1,133	4,103	150	1,133	4,253	5,386	689	2004
Baton Rouge I, LA	55,474		112	1,248	497	208	1,649	1,857	487	1997
Baton Rouge II, LA	80,452	(A)	150	1,558	1,272	331	2,649	2,980	840	1997
Baton Rouge III, LA	60,770		133	1,487	625	271	1,974	2,245	561	1997
Prairieville, LA	28,319		90	1,004	170	90	1,174	1,264	356	1998
Slidell, LA	79,540	(D)	188	3,175	1,581	802	4,142	4,944	1,142	2001
Boston, MA	60,270	(F)	1,516	8,628	186	1,516	8,814	10,330	2,882	2002
Leominster, MA	54,081	(D)	90	1,519	2,319	338	3,591	3,928	905	1998
Medford, MA	58,577	(K)	1,330	7,165	(565)	1,330	6,033	7,930	119	2007
Baltimore, MD	93,700	(E)	1,050	5,997	889	1,173	6,763	7,936	2,177	2001
California, MD	77,678		1,486	4,280	62	1,486	4,342	5,828	709	2004
Gaithersburg, MD	86,970	6,227	3,124	9,000	96	3,124	9,096	12,220	1,405	2005
Laurel, MD	162,297	(F)	1,409	8,035	3,309	1,928	10,825	12,753	2,919	2001
Temple Hills, MD	97,250	(D)	1,541	8,788	1,975	1,800	10,504	12,304	2,955	2001
Grand Rapids, MI	87,031	(A)	185	1,821	1,345	325	3,027	3,351	1,064	1996
Portage, MI	50,280		104	1,160	784	237	1,810	2,048	613	1996
Romulus, MI	42,175	(A)	308	1,743	581	418	2,214	2,632	622	1997
Wyoming, MI	91,283	(A)	191	2,135	956	354	2,928	3,282	1,074	1996
Biloxi, MS	66,394		148	1,652	719	279	2,240	2,519	600	1997
Gautier, MS	35,925		93	1,040	40	93	1,080	1,173	367	1997
Gulfport I, MS	68,320		128	1,438	851	156	2,261	2,417	676	1997
Gulfport II, MS	64,445		117	1,306	552	179	1,797	1,975	549	1997
Gulfport III, MS	61,251	(E)	172	1,928	845	338	2,607	2,945	723	1997
Waveland, MS	57,096		215	2,481	(445)	392	1,859	2,251	155	1998
Belmont, NC	80,512		385	2,196	502	451	2,632	3,083	843	2001
Burlington I, NC	109,545	(A)	498	2,837	316	498	3,153	3,651	1,015	2001
Burlington II, NC	42,280		320	1,829	228	340	2,037	2,377	641	2001
Cary, NC	111,772	(A)	543	3,097	259	543	3,357	3,899	835	2001
Charlotte, NC	69,000	(F)	782	4,429	1,354	1,068	5,497	6,565	1,466	1999
Fayetteville I, NC	41,450		156	1,747	744	301	2,346	2,647	730	1997
Fayetteville II, NC	54,225	(F)	213	2,301	699	399	2,813	3,213	772	1997
Raleigh, NC	48,675		209	2,398	204	296	2,516	2,811	687	1998
Brick, NJ	52,740		234	2,762	1,273	485	3,784	4,269	1,146	1994
Clifton, NJ	105,550	(A)	4,346	12,520	109	4,346	12,629	16,975	1,621	2005
Cranford, NJ	91,250		290	3,493	1,984	779	4,988	5,767	1,426	1994
East Hanover, NJ	107,679		504	5,763	3,447	1,315	8,399	9,714	2,396	1994
Elizabeth, NJ	38,892		751	2,164	202	751	2,366	3,117	289	2005
Fairview, NJ	27,676		246	2,759	231	246	2,990	3,236	954	1997
Hamilton, NJ	70,550		1,885	5,430	132	1,893	5,554	7,446	402	2006
Hoboken, NJ	34,280		1,370	3,947	407	1,370	4,354	5,724	530	2005
Jersey City, NJ	91,361		397	4,507	2,530	1,010	6,424	7,434	1,840	1994
Linden I, NJ	95,575		517	6,008	2,864	1,170	8,219	9,389	2,365	1994
Linden II, NJ	35,800		—	2	873	189	686	875	70	1994
Morris Township, NJ	75,576	(D)	500	5,602	2,480	1,072	7,510	8,582	2,045	1997
Parsippany, NJ	66,325		475	5,322	1,903	909	6,790	7,700	1,924	1997
Randolph, NJ	52,565	(D)	855	4,872	1,229	1,108	5,848	6,956	1,781	2002
Sewell, NJ	57,767	(F)	484	2,766	1,135	706	3,678	4,385	1,118	2001
Albuquerque I, NM	65,927	(C)	1,039	3,395	167	1,039	3,562	4,601	515	2005
Albuquerque II, NM	58,834	(C)	1,163	3,801	141	1,163	3,942	5,105	565	2005
Albuquerque III, NM	41,016		519	1,697	174	519	1,870	2,390	267	2005
Albuquerque IV, NM	57,536	(C)	664	2,171	156	664	2,327	2,991	335	2005
Albuquerque V, NM	52,217		915	2,996	144	915	3,141	4,056	357	2006
Carlsbad, NM	39,999	(B)	490	1,613	77	491	1,689	2,180	243	2005
Deming, NM	33,005	(B)	338	1,114	78	339	1,192	1,531	173	2005
Las Cruces, NM	43,850	(B)	611	2,012	98	612	2,109	2,721	304	2005
Lovington, NM	15,751	(B)	222	740	(189)	169	603	773	87	2005
Silver City, NM	26,875	(B)	153	504	67	153	571	724	85	2005
Truth or Consequences, NM	24,010	(B)	10	34	65	11	98	109	19	2005
Las Vegas I, NV	50,882		1,851	2,986	161	1,851	3,147	4,998	314	2006
Las Vegas II, NV	49,000		3,354	5,411	83	3,355	5,493	8,848	551	2006
Endicott, NY	35,930		779	838	77	779	915	1,694	151	2005
Jamaica, NY	89,455	(D)	2,043	11,658	346	2,043	12,004	14,047	3,931	2001
New Rochelle, NY	48,431	(A)	1,673	4,827	83	1,673	4,910	6,583	681	2005
North Babylon, NY	78,338	(F)	225	2,514	3,921	568	6,092	6,660	1,680	1998
Riverhead, NY	38,690		1,068	1,149	97	1,068	1,246	2,314	207	2005
Southold, NY	58,609		2,079	2,238	188	2,079	2,426	4,505	391	2005
Avon, CO	28,227		1,012	2,252	88	1,012	2,340	3,351	308	2005
Boardman, OH	65,495	(F)	64	745	2,095	287	2,617	2,904	1,292	1980
Brecksville, OH	58,452		228	2,545	954	442	3,286	3,727	878	1998

						Gross Carrying Amount
			Initial Cost			at December 31, 2007
Description	Square Footage	Encumbrances	Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Canton I, OH	39,750		$138	$679	$178	$137	$857	$995	$122	2005
Canton II, OH	26,200		122	595	109	120	706	826	103	2005
Centerville I, OH	86,390	(I)	471	3,705	110	471	3,815	4,286	617	2004
Centerville II, OH	43,400	(E)	332	1,757	144	332	1,901	2,233	299	2004
Cleveland I, OH	45,950		525	2,592	114	524	2,707	3,231	403	2005
Cleveland II, OH	58,450		290	1,427	149	289	1,578	1,866	241	2005
Columbus , OH	66,875		1,234	3,151	(19)	1,239	3,127	4,366	256	2006
Dayton I, OH	43,100	(E)	323	2,070	80	323	2,150	2,473	351	2004
Dayton II, OH	48,149		441	2,176	122	440	2,298	2,739	339	2005
Euclid I, OH	46,910		200	1,053	1,880	317	2,816	3,133	1,404	1988
Euclid II, OH	47,275		359	—	1,630	461	1,528	1,989	348	1988
Grove City, OH	89,290		1,756	4,485	82	1,761	4,562	6,324	358	2006
Hilliard, OH	89,715		1,361	3,476	88	1,366	3,558	4,924	278	2006
Hudson, OH	65,240		195	2,198	470	274	2,588	2,863	736	1998
Lakewood, OH	39,267		405	854	441	405	1,295	1,700	678	1989
Louisville, OH	53,960		257	1,260	110	255	1,372	1,627	204	2005
Marblehead, OH	52,300		374	1,843	146	373	1,991	2,363	291	2005
Mason, OH	33,900		127	1,419	56	149	1,452	1,602	447	1998
Mentor, OH	51,275		206	1,011	1,385	204	2,398	2,602	211	2005
Miamisburg, OH	59,930	(I)	375	2,410	101	375	2,511	2,886	413	2004
Middleburg Heights, OH	93,025		63	704	1,864	332	2,299	2,631	601	1980
North Canton I, OH	45,400		209	846	500	299	1,255	1,555	807	1979
North Canton II, OH	44,180		70	1,226	1	239	1,058	1,297	226	1983
North Olmsted I, OH	48,665		63	704	1,134	214	1,687	1,901	516	1979
North Olmsted II, OH	47,850	(F)	290	1,129	1,016	469	1,964	2,435	896	1988
North Randall, OH	80,099	(F)	515	2,323	2,778	898	4,718	5,616	1,246	1998
Perry, OH	63,850		290	1,427	106	288	1,535	1,823	231	2005
Reynoldsburg, OH	67,545		1,290	3,295	84	1,295	3,375	4,670	264	2006
Strongsville, OH	43,727	(K)	570	3,486	(315)	570	2,855	3,741	57	2007
Warrensville Heights, OH	90,331		525	766	2,839	935	3,195	4,130	722	1980
Westlake, OH	62,750		509	2,508	123	508	2,632	3,140	397	2005
Willoughby, OH	34,454		239	1,178	127	238	1,306	1,544	195	2005
Youngstown, OH	65,950	(A)	67	—	1,687	204	1,550	1,754	809	1977
Levittown, PA	76,230	(F)	926	5,296	788	926	6,084	7,010	1,907	2001
Philadelphia, PA	100,347	(D)	1,461	8,334	718	1,461	9,052	10,513	3,642	2001
Alcoa, TN	42,325	(J)	254	2,113	61	254	2,173	2,428	294	2005
Antioch, TN	76,150		588	4,906	99	588	5,005	5,593	564	2005
Cordova I, TN	54,225	(G)	296	2,482	142	297	2,624	2,920	358	2005
Cordova II, TN	67,600		429	3,580	125	429	3,704	4,134	341	2006
Knoxville I, TN	29,377		99	1,113	99	102	1,209	1,311	382	1997
Knoxville II, TN	38,000		117	1,308	169	129	1,466	1,594	439	1997
Knoxville III, TN	45,736		182	2,053	564	331	2,469	2,799	655	1998
Knoxville IV, TN	58,852		158	1,771	592	310	2,211	2,521	553	1998
Knoxville V, TN	42,790		134	1,493	392	235	1,784	2,019	514	1998
Knoxville VI, TN	63,440	(J)	439	3,653	79	440	3,731	4,171	503	2005
Knoxville VII, TN	54,994	(J)	312	2,594	83	312	2,677	2,989	362	2005
Knoxville VIII, TN	96,518	(J)	585	4,869	107	586	4,975	5,561	670	2005
Memphis I, TN	91,300	(E)	677	3,880	1,066	677	4,945	5,623	1,506	2001
Memphis II, TN	71,960		395	2,276	160	395	2,436	2,831	830	2001
Memphis III, TN	41,137	(G)	212	1,779	131	213	1,909	2,122	265	2005
Memphis IV, TN	38,750	(G)	160	1,342	112	160	1,453	1,614	202	2005
Memphis V, TN	60,370	(G)	209	1,753	398	210	2,150	2,360	263	2005
Memphis VI, TN	109,317		462	3,851	235	462	4,086	4,548	375	2006
Memphis VII, TN	115,303		215	1,792	289	215	2,081	2,296	188	2006
Memphis VIII, TN	96,060		355	2,959	222	355	3,181	3,536	290	2006
Nashville I, TN	106,930		405	3,379	193	405	3,572	3,977	400	2005
Nashville II, TN	83,274		593	4,950	190	593	5,140	5,733	564	2005
Nashville III, TN	99,600		416	3,469	137	416	3,607	4,023	388	2006
Nashville IV, TN	102,425		992	8,274	126	992	8,400	9,392	897	2006
Austin I, TX	59,520		2,239	2,038	62	2,239	2,100	4,338	258	2005
Austin II, TX	65,401		734	3,894	120	738	4,009	4,748	369	2006
Austin III, TX	71,030		1,030	5,468	119	1,035	5,582	6,617	418	2006
Baytown, TX	38,950		946	863	59	948	921	1,868	127	2005
Bryan, TX	60,450		1,394	1,268	77	1,396	1,343	2,739	184	2005
College Station, TX	26,550	(H)	812	740	32	813	771	1,584	105	2005
Dallas, TX	58,707		2,475	2,253	115	2,475	2,367	4,842	291	2005
Denton, TX	60,836	2,062	553	2,936	75	569	2,995	3,564	215	2006
El Paso I, TX	59,864	(C)	1,983	1,805	113	1,984	1,918	3,901	255	2005
El Paso II, TX	48,692	(C)	1,319	1,201	74	1,320	1,274	2,594	169	2005
El Paso III, TX	71,276	(C)	2,408	2,192	98	2,409	2,289	4,698	303	2005
El Paso IV, TX	48,962	(C)	2,073	1,888	(271)	2,074	1,616	3,690	265	2005
El Paso V, TX	62,825	(B)	1,758	1,617	79	1,761	1,693	3,454	219	2005
El Paso VI, TX	36,620	(B)	660	607	72	662	677	1,339	90	2005
El Paso VII, TX	34,545	(B)	563	517	55	565	571	1,136	76	2005
Fort Worth I, TX	49,778		1,253	1,141	68	1,253	1,208	2,462	149	2005
Fort Worth II, TX	72,925		868	4,607	76	874	4,676	5,551	430	2006
Frisco I, TX	50,854	(A)	1,093	3,148	33	1,093	3,181	4,274	439	2005
Frisco II, TX	71,339	3,440	1,564	4,507	57	1,564	4,564	6,128	628	2005

				Initial Cost			Gross Carrying Amount at December 31, 2007
Description	Square Footage	Encumbrances		Land	Building and Improvements	Costs Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation (L)	Year Acquired / Developed
Frisco III, TX	72,275			$1,147	$6,088	$69	$1,154	$6,151	$7,305	$567	2006
Garland I, TX	70,000	3,280		751	3,984	231	767	4,199	4,966	293	2006
Garland II, TX	68,475			862	4,578	41	862	4,619	5,481	290	2006
Greenville I, TX	59,385			1,848	1,682	43	1,848	1,725	3,573	215	2005
Greenville II, TX	44,900			1,337	1,217	45	1,337	1,262	2,599	157	2005
Houston I, TX	101,350			1,420	1,296	89	1,422	1,383	2,805	191	2005
Houston II, TX	71,300			1,510	1,377	76	1,512	1,450	2,962	207	2005
Houston III, TX	60,820	547		575	524	175	576	698	1,274	85	2005
Houston IV, TX	43,775	(H	)	960	875	67	961	941	1,902	126	2005
Houston V, TX	127,145	4,477		1,153	6,122	193	1,156	6,312	7,468	421	2006
Keller, TX	61,885	2,605		890	4,727	40	890	4,766	5,657	457	2006
La Porte, TX	45,100			842	761	101	843	861	1,704	119	2005
Lewisville, TX	58,465	1,874		476	2,525	99	492	2,608	3,100	186	2006
Mansfield, TX	63,025			837	4,443	60	843	4,496	5,339	415	2006
McKinney I, TX	47,020	1,374		1,632	1,486	62	1,634	1,546	3,180	186	2005
McKinney II, TX	70,050	4,303		855	5,076	45	857	5,119	5,976	493	2006
North Richland Hills, TX	57,025			2,252	2,049	56	2,252	2,105	4,357	259	2005
Roanoke, TX	59,400			1,337	1,217	46	1,337	1,263	2,600	159	2005
San Antonio I, TX	75,270			2,895	2,635	26	2,895	2,661	5,556	316	2005
San Antonio II, TX	73,205			1,047	5,558	46	1,052	5,600	6,652	351	2006
San Antonio III, TX	72,525			996	5,286	13	996	5,298	6,294	265	2007
Sherman I, TX	55,050	1,599		1,904	1,733	53	1,906	1,785	3,690	215	2005
Sherman II, TX	48,425	1,909		1,337	1,217	50	1,337	1,268	2,604	153	2005
Spring, TX	72,801			580	3,081	38	580	3,119	3,700	299	2006
Murray I, UT	60,280	(C)		3,847	1,017	122	3,848	1,137	4,985	157	2005
Murray II, UT	71,421	(C)		2,147	567	189	2,148	755	2,903	98	2005
Salt Lake City I, UT	56,446	(C)		2,695	712	144	2,696	855	3,552	120	2005
Salt Lake City II, UT	53,676	(C)		2,074	548	119	2,075	666	2,741	93	2005
Fredericksburg I, VA	69,450			1,680	4,840	224	1,680	5,063	6,744	514	2005
Fredericksburg II, VA	61,493			1,757	5,062	283	1,758	5,344	7,102	532	2005
Milwaukee, WI	58,515	(I)		375	4,333	113	375	4,446	4,821	731	2004
USIFB	25,032			—	7,057	—	—	7,057	7,057	—	2007
Corporate Office	—			—	—	—	—	6,202	6,316	2,542	1977
Construction in Progress	—			—	—	—	—	5,482	5,482	—
	26,144,216			$364,263	$1,339,432	$200,935	$393,715	$1,513,651	$1,916,396	$269,278

(A)  This facility is part of Yasky Loan portfolio, with a balance of $80,000 as of December 31, 2007.

(B)  This facility is part of the YSI XXV Loan portfolio, with a balance of $8,201 as of December 31, 2007.

(C)  This facility is part of the YSI XX Loan portfolio, with a balance of $67,545 as of December 31, 2007.

(D)  This facility is part of the YSI II Loan portfolio, with a balance of $86,843 as of December 31, 2007.

(E)  This facility is part of the YSI VI Loan portfolio, with a balance of $79,645 as of December 31, 2007.

(F)  This facility is part of the YSI I Loan portfolio, with a balance of $86,770 as of December 31, 2007.

(G)  This facility is part of the YSI XXVI Loan portfolio, with a balance of $9,956 as of December 31, 2007.

(H)  This facility is part of the YSI XXVIII Loan portfolio, with a balance of $1,676 as of December 31, 2007.

(I)  This facility is part of the YSI III Loan portfolio, with a balance of $86,712 as of December 31, 2007.

(J)  This facility is part of the YSI XXX Loan portfolio, with a balance of $8,024 as of December 31, 2007.

(K) This facility is part of the YSI RT Secured Term Loan portfolio, with a balance of $47,444 as of December 31, 2007.

(L)  Depreciation on the buildings and improvements is recorded on a straight-line basis over their estimated useful lives, which range from five to 39 years.

Activity in real estate facilities during 2007, 2006, and 2005 was as follows (in thousands):

	2007	2006	2005
Storage facilities
Balance at beginning of year	$1,771,864	$1,386,786	$851,628
Acquisitions & improvements	160,256	384,130	564,305
Dispositions and other	(21,206)	(534)	(30,530)
Contstruction in progress	5,482	1,482	1,383
Balance at end of year	$1,916,396	$1,771,864	$1,386,786

Accumulated depreciation
Balance at beginning of year	$205,049	$140,491	$122,473
Depreciation expense	68,355	64,728	39,949
Dispositions and other	(4,126)	(170)	(21,931)
Balance at end of year	$269,278	$205,049	$140,491

Net Storage facility assets	$1,647,118	$1,566,815	$1,246,295